Exhibit 2.1

AGREEMENT OF MERGER

among:

SYNOPSYS, INC.,

a Delaware corporation;

NORTH ACQUISITION SUB, INC.,

a Delaware corporation; and

NASSDA CORPORATION,

a Delaware corporation

Dated as of November 30, 2004

SECTION 1.	DESCRIPTION OF TRANSACTION

1.1	Merger of Merger Sub into the Company

1.2	Effects of the Merger

1.3	Closing; Effective Time

1.4	Certificate of Incorporation and Bylaws; Directors and Officers

1.5	Conversion of Shares

1.6	Closing of the Company’s Transfer Books

1.7	Surrender of Certificates

1.8	Appraisal Shares

1.9	Further Action

SECTION 2.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

2.1	Subsidiaries; Due Organization; Etc

2.2	Certificate of Incorporation; Bylaws; Charters and Codes of Conduct

2.3	Capitalization, Etc

2.4	SEC Filings; Financial Statements

2.5	Absence of Changes

2.6	Title to Assets

2.7	Cash Balance; Receivables; Customers

2.8	Equipment; Real Property; Leasehold

2.9	Intellectual Property

2.10	Contracts

2.11	Sale of Products; Performance of Services.

2.12	Liabilities

2.13	Compliance with Legal Requirements

2.14	Certain Business Practices

2.15	Governmental Authorizations

2.16	Tax Matters

2.17	Employee and Labor Matters; Benefit Plans

2.18	Environmental Matters

2.19	Insurance

2.20	Transactions with Affiliates, Specified Individuals and Specified Associates

2.21	Legal Proceedings; Orders

2.22	Special Committee; Authority; Binding Nature of Agreements

2.23	Inapplicability of Anti-takeover Statutes

2.24	Vote Required

2.25	Non-Contravention; Consents

2.26	Fairness Opinion

2.27	Financial Advisor

2.28	Specified Individuals

2.29	Full Disclosure

SECTION 3.	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

3.1	Valid Existence

3.2	Authority; Binding Nature of Agreement

3.3	Non-Contravention

3.4	No Legal Proceedings Challenging the Merger

3.5	Activities of Merger Sub

3.7	Vote Required

3.8	Funds

SECTION 4.	CERTAIN COVENANTS OF THE COMPANY

4.1	Access and Investigation

4.2	Operation of the Company’s Business

4.3	No Solicitation

SECTION 5.	ADDITIONAL COVENANTS OF THE PARTIES

5.1	Proxy Statement

5.2	Company Stockholders’ Meeting

5.3	Regulatory Approvals

5.4	Stock Options and ESPP

5.5	Employees and Employee Benefits

5.6	Indemnification of Officers and Directors

5.7	Additional Agreements

5.8	Disclosure

SECTION 6.	CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

6.1	Accuracy of Representations

6.2	Performance of Covenants

6.3	Stockholder Approval

6.4	Dissenting Shares

6.5	Agreements and Other Documents

6.6	Employees

6.7	No Company Material Adverse Effect

6.8	Regulatory Matters

6.9	No Restraints

6.10	No Governmental Proceedings Relating to Contemplated Transactions or Right to Operate Business

6.11	No Other Governmental Proceedings

6.12	Sarbanes-Oxley Certifications

SECTION 7.	CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

7.1	Accuracy of Representations

7.2	Performance of Covenants

7.3	Stockholder Approval

7.4	Certificate

7.5	No Restraints

7.6	Tolling Agreements

SECTION 8.	TERMINATION

8.1	Termination

8.2	Effect of Termination

8.3	Expenses; Termination Fee

SECTION 9.	MISCELLANEOUS PROVISIONS

9.1	Amendment

9.2	Waiver

9.3	No Survival of Representations and Warranties

9.4	Entire Agreement; Counterparts

9.5	Applicable Law; Jurisdiction

9.6	Disclosure Schedule

9.7	Attorneys’ Fees

9.8	Assignability

9.9	Notices

9.10	Cooperation

9.12	Severability

9.13	Construction

AGREEMENT OF MERGER

THIS AGREEMENT OF MERGER (“Agreement”) is made and entered into as of November 30, 2004, by and among:  SYNOPSYS, INC., a Delaware corporation (“Parent”); NORTH ACQUISITION SUB, INC., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”); and NASSDA CORPORATION, a Delaware corporation (the “Company”).  Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A.                                    Walter Chan, An-Chang Deng, Iouri Feinberg, Andrei Tcherniaev, Jeh-Fu Tuan and Sang S. Wang (collectively, the “Specified Individuals”) are employees and stockholders of the Company.

B.                                    The Company and the Specified Individuals are named as defendants in a pending lawsuit commenced by Parent, captioned Synopsys, Inc. v. An-Chang Deng, Nassda Corporation et al.; Superior Court of the State of California, County of Santa Clara; No. CV 787950 (the “State Court Action”).  The Company is also named as defendant in two other pending lawsuits commenced by Parent, captioned Synopsys, Inc. v. Nassda Corp.; USDC, Northern District of California; No. C03-2519 (SI) and Synopsys, Inc. v. Nassda Corp.; USDC, Northern District of California; No. C03-2664 (SI) (the “Federal Court Actions”).

C.                                    Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company (the “Merger”) in accordance with this Agreement and the Delaware General Corporation Law (the “DGCL”).  Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly-owned subsidiary of Parent.  In connection with the Merger, Parent, the Company and the Specified Individuals intend to settle the State Court Action and Parent and the Company intend to settle the Federal Court Actions.

D.                                    The board of directors of the Company has formed a committee consisting solely of independent directors to consider the Merger and various related matters (the “Special Committee”).  The Special Committee has recommended that the board of directors of the Company approve this Agreement and the Merger, and the respective boards of directors of Parent, Merger Sub and the Company have approved this Agreement and the Merger.

E.                                      Contemporaneously with the execution and delivery of this Agreement: (i) certain stockholders of the Company, including the Specified Individuals, are entering into Voting Agreements in favor of Parent (the “Voting Agreements”) and Proxies related thereto (the “Proxies”); (ii) the Specified Individuals, the Company and Parent are entering into an Agreement to Settle Litigation (the “Settlement Agreement”); (iii) the Company, the Specified Individuals and Parent are entering into a Stipulation to Stay Action and Tolling Agreement relating to the State Court Action and the Company and Parent are entering into Stipulations and Orders to Stay Action and Tolling Agreements relating to the respective Federal Court Actions (all of the agreements mentioned in this clause “(iii)” being referred to collectively as the “Tolling Agreements”); (iv) the Specified Individuals are entering into Intellectual Property Assignment Agreements in favor of the Company (the “IP Assignment Agreements”); (v) the

Specified Individuals are executing resignation letters (the “Resignation Letters”) to take effect immediately prior to the consummation of the Merger; (vi) the Specified Individuals are entering into Relinquishment Agreements in favor of the Company and Parent (the “Relinquishment Agreements”), to take effect immediately prior to the consummation of the Merger; (vii) the Specified Individuals are entering into Noncompetition Agreements in favor of the Company and Parent (the “Noncompetition Agreements”), to take effect upon consummation of the Merger; (viii) the Specified Individuals are entering into Consulting Agreements with the Company and Parent (the “Consulting Agreements”), to take effect upon consummation of the Merger; and (ix) the Specified Individuals are entering into Cooperation and Support Agreements in favor of the Company and Parent (the “Cooperation Agreements”), to take effect upon consummation of the Merger.  The Voting Agreements, the Proxies, the Settlement Agreement, the Tolling Agreements, the IP Assignment Agreements, the Resignation Letters, the Relinquishment Agreements, the Noncompetition Agreements, the Consulting Agreements and the Cooperation Agreements are referred to collectively as the “Other Agreements.”

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

Section 1.                                          DESCRIPTION OF TRANSACTION

1.1                               Merger of Merger Sub into the Company.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease.  The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2                               Effects of the Merger.  The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

1.3                               Closing; Effective Time.  The consummation of the Contemplated Transactions (the “Closing”) shall take place at the offices of Cooley Godward LLP, 3175 Hanover Street, Palo Alto, California, on a date to be designated by Parent, which shall be no later than the second business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6 and 7 (other than the conditions set forth in Sections  6.5(i),  6.5(k),  6.5(m), 6.5(n) and 7.4, which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions).  The date on which the Closing actually takes place is referred to as the “Closing Date.”  A certificate of merger satisfying the applicable requirements of the DGCL shall be duly executed by the Company in connection with the Closing, and, concurrently with or as soon as practicable following the Closing, shall be filed with the Secretary of State of the State of Delaware.  The Merger shall become effective at the time of the filing of such certificate of merger with the Secretary of State of the State of Delaware or at such later time as may be specified in such certificate of merger with the mutual consent of Parent and the Company prior to the Closing (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

1.4                               Certificate of Incorporation and Bylaws; Directors and Officers.  At the Effective Time:

(a)                                  the Certificate of Incorporation of the Surviving Corporation shall be amended and restated to conform to Exhibit B;

(b)                                  the Bylaws of the Surviving Corporation shall be amended and restated to conform to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time; and

(c)                                  unless otherwise determined by Parent prior to the Effective Time, the directors and officers of the Surviving Corporation shall be the respective individuals who are directors and officers of Merger Sub immediately prior to the Effective Time.

1.5                               Conversion of Shares.

(a)                                  At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

(i)                                    any shares of Company Common Stock held by the Company or any wholly-owned Subsidiary of the Company (or held in the Company’s treasury) immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be paid in exchange therefor;

(ii)                                any shares of Company Common Stock held by Parent, Merger Sub or any other wholly-owned Subsidiary of Parent immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be paid in exchange therefor;

(iii)                            except as provided in clauses “(i)” and “(ii)” above and subject to Sections 1.5(b), 1.5(c) and 1.8, each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive $7.00 in cash, without interest; and

(iv)                               each share of the common stock, $0.01 par value per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

The amount of cash consideration per share specified in clause “(iii)” of the preceding sentence (as such amount may be adjusted in accordance with Section 1.5(b)) is referred to as the “Per Share Merger Price.”

(b)                                  If, during the period commencing on the date of this Agreement and ending at the Effective Time, the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Per Share Merger Price shall be appropriately adjusted; provided, however, that no actions taken with respect to any shares of Company Common Stock held by the Specified Individuals pursuant to this Agreement or the Other Agreements shall be deemed to constitute a stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction for purposes of this Section 1.5(b).

(c)                                  If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other Contract under which the Company has any rights, then: (i) the Merger Consideration to be paid in exchange for such shares of Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition; and (ii) such Merger Consideration need not be paid until such time as such repurchase option, risk of forfeiture or other condition lapses or otherwise terminates.  The Company shall take all action that may be necessary to ensure that, from and after the Effective Time: (1) such Merger Consideration shall remain so unvested and subject to such repurchase option, risk of forfeiture or other condition; (2) such Merger Consideration need not be paid until such time as such repurchase option, risk of forfeiture or other condition lapses or otherwise terminates; and (3) Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other Contract.

1.6                               Closing of the Company’s Transfer Books.  At the Effective Time: (a) all shares of Company Common Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time.  No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time.  If, after the Effective Time, a valid certificate previously representing any shares of Company Common Stock outstanding immediately prior to the Effective Time (a “Company Stock Certificate”) is presented to the Payment Agent (as defined in Section 1.7(a)) or to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.7.

1.7                               Surrender of Certificates.

(a)                                  On or prior to the Closing Date, Parent shall select a reputable bank or trust company to act as payment agent in the Merger (the “Payment Agent”).  Within one business day after the Effective Time, subject to Parent’s right under the Settlement Agreement to withhold and deduct the sums that may be owed to Parent by the Specified Individuals pursuant to the Settlement Agreement, Parent shall deposit with the Payment Agent cash sufficient to pay the cash consideration payable pursuant to Section 1.5.  The cash amount so deposited with the Payment Agent is referred to as the “Payment Fund.”  The Payment Agent will invest the funds included in the Payment Fund in the manner directed by Parent.  Any interest or other income resulting from the investment of such funds shall be the property of, and will be paid promptly to, Parent.

(b)                                  Within five business days after the Effective Time, the Payment Agent will mail to the Persons who were record holders of Company Stock Certificates immediately prior to the Effective Time: (i) a letter of transmittal in customary form containing such provisions as Parent or the Payment Agent may reasonably specify (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Payment Agent); and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for Merger Consideration.  Upon surrender of a Company Stock Certificate to the Payment Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Payment Agent or Parent: (A) subject to Parent’s right under the Settlement Agreement to withhold and deduct the sums that may be owed to Parent by the Specified Individuals pursuant to the Settlement Agreement, the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor the dollar amount that such holder has the right to receive pursuant to the provisions of Section 1.5; and (B) the Company Stock Certificate so surrendered shall be canceled.  Until surrendered as contemplated by this Section 1.7(b), each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive Merger Consideration as contemplated by Section 1.5.  If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent or the Payment Agent may, in its discretion and as a condition precedent to the payment of any Merger Consideration with respect to the shares of Company Common Stock previously represented by such Company Stock Certificate, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent or the Payment Agent may reasonably direct) as indemnity against any claim that may be made against the Payment Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate.

(c)                                  Any portion of the Payment Fund that remains undistributed to holders of Company Stock Certificates as of the date one year after the Closing Date shall be delivered to Parent upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 1.7 shall thereafter look only to Parent for satisfaction of their claims for Merger Consideration.

(d)                                  Each of the Payment Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable to any holder of any Company Stock Certificate (in his or her capacity as a holder of Company Common Stock) such amounts as are required to be deducted or withheld from such consideration under the Code or any provision of state, local or foreign tax law or under any other applicable Legal Requirement.  To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(e)                                  Neither Parent nor the Surviving Corporation shall be liable to any holder of any Company Stock Certificate or to any other Person with respect to any Merger Consideration delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

1.8                               Dissenting Shares.

(a)                                  Notwithstanding anything to the contrary contained in this Agreement, shares of Company Common Stock held by a holder who has made a demand for appraisal of such shares in accordance with Section 262 of the DGCL (any such shares being referred to as “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under Section 262 of the DGCL with respect to such shares) shall not be converted into or represent the right to receive Merger Consideration in accordance with Section 1.5, but shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares.

(b)                                  If any Dissenting Shares shall lose their status as such (through failure to perfect or otherwise), then, as of the later of the Effective Time or the date of loss of such status, such shares shall automatically be converted into and shall represent only the right to receive Merger Consideration in accordance with Section 1.5, without interest thereon, upon surrender of the Company Stock Certificate representing such shares.

(c)                                  The Company shall give Parent: (i) prompt written notice of (A) any demand for appraisal received by the Company prior to the Effective Time pursuant to the DGCL, (B) any withdrawal of any such demand and (C) any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL; and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument.  The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand, notice or instrument unless Parent shall have given its written consent to such payment or settlement offer.

1.9                               Further Action.  If, at any time after the Effective Time, any further action is determined by Parent or the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, then the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

Section 2.                                          REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as expressly set forth in the applicable Part of the Disclosure Schedule, the Company represents and warrants to Parent and Merger Sub as follows:

2.1                               Subsidiaries; Due Organization; Etc.

(a)                                  The Company has no Subsidiaries, except for the Entities identified in Part 2.1(a)(i) of the Disclosure Schedule; and neither the Company nor any of the other Entities identified in Part 2.1(a)(i) of the Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than (i) interests in the Entities identified in Part 2.1(a)(ii) of the Disclosure Schedule and (ii) interests classified as cash equivalents or short-term investments on the Unaudited Year-End Balance Sheet.  None of the Acquired Corporations has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.  None of the Acquired Corporations has, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

(b)                                  Each of the Acquired Corporations is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority:  (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(c)                                  Each of the Acquired Corporations is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification.

2.2                               Certificate of Incorporation; Bylaws; Charters and Codes of Conduct.  The Company has Made Available to Parent accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents of the respective Acquired Corporations, including all amendments thereto.  Part 2.2 of the Disclosure Schedule lists, and the Company has Made Available to Parent, accurate and complete copies of: (a) the charters of all committees of the Company’s board of directors; and (b) any code of conduct or similar policy adopted by any of the Acquired Corporations or by the board of directors, or any committee of the board of directors, of any of the Acquired Corporations, each as in effect on the date of this Agreement.

2.3                               Capitalization, Etc.

(a)                                  The authorized capital stock of the Company consists of: (i) 110,000,000 shares of Company Common Stock, of which 27,457,621 shares were issued and outstanding as of the date of this Agreement; and (ii) 10,000,000 shares of Preferred Stock, $.001 par value per share, of which no shares have been issued or are outstanding.  All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. The Company does not hold any shares of its capital stock in its treasury.  There are no shares of Company Common Stock held by any of the other Acquired Corporations. None of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right.  None of the outstanding shares of Company Common Stock is subject to any right of first refusal in favor of the Company. Other than the Other Agreements, there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock.  None of the Acquired Corporations is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock.  Part 2.3(a)(iii) of the Disclosure Schedule accurately and completely describes all repurchase rights held by the Company with respect to shares of Company Common Stock as of the date of this Agreement, and specifies which of those repurchase rights are currently exercisable.

(b)                                  Part 2.3(b) of the Disclosure Schedule accurately sets forth the number of shares of Company Common Stock owned (of record or beneficially) by each of the Specified Individuals and by each of the Specified Associates.  No Specified Individual or Specified Associate has acquired or disposed of any shares of Company Common Stock since January 1, 2000.  No shares of Company Common Stock held by any of the Specified Individuals are subject to restricted stock purchase agreements.  Except as set forth in Part 2.3(a) or Part 2.3(b) of the Disclosure Schedule, no Specified Individual or Specified Associate directly or indirectly owns (of record or beneficially) any shares of capital stock or other securities of any Acquired Corporation, or any option, warrant or other right (whether or not currently exercisable) to acquire (by purchase, exercise, conversion or otherwise) any shares of capital stock or other securities of any Acquired Corporation.  Each of the Specified Individuals and each of the Specified Associates owns his, her or its shares of Company Common Stock free and clear of any Encumbrances.

(c)                                  As of the date of this Agreement: (i) 3,274,005 shares of Company Common Stock are subject to issuance pursuant to stock options granted and outstanding under the Company’s 1998 Stock Option Plan (the “1998 Plan”); (ii) 3,417,550 shares of Company Common Stock are subject to issuance pursuant to stock options granted and outstanding under the Company’s 2001 Stock Option Plan (the “2001 Plan”); (iii) 240,000 shares of Company Common Stock are subject to issuance pursuant to stock options granted and outstanding under the Company’s 2001 Director Option Plan (the “2001 Director Plan” and, together with the 1998 Plan and the 2001 Plan, the “Option Plans”); (iv) no shares of Company Common Stock are reserved for future issuance pursuant to stock options not yet granted under the 1998 Plan; (v) 5,238,088 shares of Company Common Stock are reserved for future issuance pursuant to stock options not yet granted under the 2001 Plan; (vi) 326,407 shares of Company Common Stock are reserved for future issuance pursuant to stock options not yet granted under the 2001 Director Plan; and (vii) 3,966,750 shares of Company Common Stock are reserved for future issuance pursuant to the Company’s 2001 Employee Stock Purchase Plan (the “ESPP”).  (Options to purchase shares of Company Common Stock (whether granted by the Company pursuant to the Option Plans, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted) are referred to in this Agreement as “Company Options.”)   Part 2.3(c) of the Disclosure Schedule sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (A) the particular Option Plan (if any) pursuant to which such Company Option was granted; (B) the name of the optionee; (C) the number of shares of Company Common Stock subject to such Company Option; (D) the exercise price of such Company Option; (E) the date on which such Company Option was granted; (F) the applicable vesting schedule, and the extent to which such Company Option is vested and exercisable as of the date of this Agreement; (G) the date on which such Company Option expires; (H) whether such Company Option is an “incentive stock option” (as defined in the Code) or a non-qualified stock option; and (I) whether such Company Option is held by a Specified Associate.  The Company has Made Available to Parent accurate and complete copies of all stock option plans pursuant to which any of the Acquired Corporations has ever granted stock options, and the forms of all stock option agreements evidencing such options.

(d)                                  Except as set forth in Part 2.3(c) of the Disclosure Schedule and except for options granted after the date of this Agreement in accordance with Section 4.2(b)(ii)

or rights under the ESPP to purchase shares of Company Common Stock, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the Acquired Corporations; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Acquired Corporations; (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which any of the Acquired Corporations is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) to the Company’s Knowledge, condition or circumstance that has given rise to or provides a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of any of the Acquired Corporations.

(e)                                  All outstanding shares of Company Common Stock, options, warrants and other securities of the Acquired Corporations have been issued and granted in compliance with: (i) all applicable securities laws and other applicable Legal Requirements; and (ii) all requirements set forth in applicable Contracts.

(f)                                    All of the shares of capital stock of each of the Company’s Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and are owned beneficially and of record by the Company, free and clear of any Encumbrances, other than restrictions on transfer imposed by applicable securities laws.

2.4                               SEC Filings; Financial Statements.

(a)                                  The Company has Made Available to Parent accurate and complete copies of all registration statements, proxy statements, Certifications (as defined below) and other statements, reports, schedules, forms and other documents filed by the Company with the SEC since September 1, 2001 (the “Company SEC Documents”) as well as all comment letters received by the Company from the SEC since September 1, 2001 and all responses to such comment letters provided to the SEC by or on behalf of the Company.  All statements, reports, schedules, forms and other documents required to have been filed by the Company, or by any of its directors or officers (as such statements, reports, schedules, forms and other documents relate to the Company or to such director’s or officer’s ownership of securities of the Company), with the SEC have been so filed on a timely basis.  None of the Company’s Subsidiaries is required to file any documents with the SEC.  As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing):  (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The certifications and statements required by (A) the SEC’s Order dated June 27, 2002 pursuant to Section 21(a)(1) of the Exchange Act (File No. 4-460), (B) Rule 13a-14 under the Exchange Act, and (C) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Company SEC Documents (collectively, the “Certifications”) are accurate and complete, and complied as to form and content with all applicable Legal Requirements as of the date of such filing (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing). As used in this Section 2, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b)                                  The Acquired Corporations maintain disclosure controls and procedures that satisfy the requirements of Rule 13a-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that all material information concerning the Acquired Corporations is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC.  Part 2.4(b) of the Disclosure Schedule lists, and the Company has Made Available to Parent accurate and complete copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures in effect as of the date of this Agreement. The Company is in compliance with the applicable listing and other rules and regulations of the NASDAQ National Market and has not since September 1, 2001 received any written notice from the NASDAQ National Market asserting any non-compliance with such rules and regulations.

(c)                                  The financial statements (including any related notes) contained or incorporated by reference in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”) applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount); and (iii) fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated subsidiaries for the periods covered thereby.  No financial statements of any Person other than the Acquired Corporations are required by U.S. GAAP to be included in the consolidated financial statements of the Company.

(d)                                  The Unaudited Year-End Financial Statements are attached as Annex 2.4(d) to the Disclosure Schedule.  The Unaudited Year-End Financial Statements: (i) were prepared in accordance with U.S. GAAP applied on a basis consistent with the basis on which the financial statements referred to in the first sentence of Section 2.4(c) were prepared (except as would be permitted by Form 10-Q if such financial statements were required to be filed on a Form 10-Q and except that the Unaudited Year-End Financial Statements do not contain notes or a statement of changes in stockholders’ equity); and (ii) fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of September 30, 2004 and the consolidated results of operations and cash flows of the Company and its consolidated subsidiaries for the year then ended.  The Audited Year-End Financial Statements will: (i) be prepared in accordance with U.S. GAAP applied on a basis consistent with the basis on which the financial statements referred to in the first sentence of Section 2.4(c) were prepared; and (ii) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of September 30, 2004 and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries for the year then ended.

(e)                                  To the Company’s Knowledge, the Company’s independent auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to the Company within the meaning of Regulation S-X under the Exchange Act; and (iii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.  Part 2.4(e) of the Disclosure Schedule contains an accurate and complete description of all non-audit services performed by the Company’s auditors for the Acquired Corporations since September 30, 2003 and the fees paid for such services. All such non-audit services were approved as required by Section 202 of the Sarbanes-Oxley Act.

(f)                                    The Acquired Corporations maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Part 2.4(f) of the Disclosure Schedule lists as of the date of this Agreement, and the Company has Made Available to Parent accurate and complete copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such internal accounting controls.

(g)                                 Part 2.4(g) of the Disclosure Schedule lists, and the Company has Made Available to Parent accurate and complete copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) effected by any of the Acquired Corporations since September 1, 2001.

2.5                               Absence of Changes.  Since June 30, 2004:

(a)                                  there has not been any Company Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events that shall have occurred since June 30, 2004, or circumstances that shall have arisen since June 30, 2004, would reasonably be expected to have or to result in a Company Material Adverse Effect;

(b)                                  there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of any of the Acquired Corporations (whether or not covered by insurance);

(c)                                  none of the Acquired Corporations has (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

(d)                                  none of the Acquired Corporations has sold, issued or granted, or authorized the issuance of: (i) any capital stock or other security (except for Company Common Stock issued upon the valid exercise of outstanding Company Options by Persons other than the Specified Individuals and the Specified Associates); (ii) any option, warrant or right to acquire any capital stock or any other security (except for Company Options identified in Part 2.3(c) of the Disclosure Schedule or pursuant to the ESPP); or (iii) any instrument convertible into or exchangeable for any capital stock or other security (except for Company Options identified in Part 2.3(c) of the Disclosure Schedule or pursuant to the ESPP);

(e)                                  the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under any provision of: (i) any of the Option Plans; (ii) any Company Option or any Contract evidencing or relating to any Company Option; (iii) any restricted stock purchase agreement; or (iv) any other Contract evidencing or relating to any equity award (whether payable in cash or stock);

(f)                                    there has been no amendment to the certificate of incorporation, bylaws or other charter or organizational documents of any of the Acquired Corporations, and none of the Acquired Corporations has effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(g)                                 none of the Acquired Corporations has formed any Subsidiary or acquired any equity interest or other interest in any other Entity other than any interest classified as cash equivalents or short-term investments on the Unaudited Year-End Balance Sheet;

(h)                                 none of the Acquired Corporations has amended or terminated, or waived any material right or remedy under, any Material Contract (as defined in Section 2.10(a));

(i)                                    none of the Acquired Corporations has: (i) acquired, leased or licensed any material right or other material asset from any other Person; (ii) sold or otherwise disposed of, or leased or licensed, any material right or other material asset to any other Person; or (iii) waived or relinquished any right, except for rights or other assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with past practices;

(j)                                    none of the Acquired Corporations has written off as uncollectible other than in the ordinary course of business consistent with past practice, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

(k)                                none of the Acquired Corporations has made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for Permitted Encumbrances;

(l)                                    none of the Acquired Corporations has: (i) lent money to any Person other than money advanced to its employees in the ordinary course of business consistent with past practice and pursuant to the Company’s policies in order to defray routine travel expenses; or (ii) incurred or guaranteed any indebtedness for borrowed money;

(m)                              none of the Acquired Corporations has, except as required by applicable Legal Requirements: (i) adopted, established or entered into any Company Benefit Plan or Company Benefit Agreement; (ii) caused or permitted any Company Benefit Plan to be amended in any material respect; or (iii) paid any bonus or made any profit-sharing or similar payment to, or materially increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees other than in the ordinary course of business consistent with past practices or upon the promotion of the affected employee;

(n)                                 none of the Acquired Corporations has changed any of its methods of accounting or accounting practices in any material respect other than as required by the rules and regulations of the SEC or by U.S. GAAP;

(o)                                  none of the Acquired Corporations has made any material Tax election;

(p)                                  none of the Acquired Corporations has commenced or settled any Legal Proceeding other than routine collection proceedings initiated by the Acquired Corporations in the ordinary course of business;

(q)                                  none of the Acquired Corporations has entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with past practices;

(r)                                  none of the Acquired Corporations has entered into any Contract or transaction with, made any payment or delivered any consideration to, or taken any action for the benefit of, any Specified Individual or any Specified Associate other than payments of salary and other benefits and reimbursements of routine travel expenses made in the ordinary course of business consistent with past practice and pursuant to the Company’s policies; and

(s)                                  none of the Acquired Corporations has agreed or committed to take any of the actions referred to in clauses “(c)” through “(r)” above.

2.6                               Title to Assets.  The Acquired Corporations own, and have good and valid title to, all assets (excluding Intellectual Property Rights and Intellectual Property) purported to be owned by them, including: (a) all assets reflected on the Unaudited Year-End Balance Sheet (except for inventory sold or otherwise disposed of in the ordinary course of business since September 30, 2004); and (b) all other assets reflected in the books and records of the Acquired Corporations as being owned by the Acquired Corporations.  All of said assets are owned by the Acquired Corporations free and clear of any Encumbrances, except for (i) Permitted Encumbrances and (ii) liens described in Part 2.6 of the Disclosure Schedule.  The Acquired

Corporations are the lessees of, and hold valid leasehold interests in, all assets purported to have been leased by them, including: (A) all assets reflected as leased on the Unaudited Year-End Balance Sheet; and (B) all other assets reflected in the books and records of the Acquired Corporations as being leased by the Acquired Corporations.  The Acquired Corporations enjoy adequate rights of ingress and egress to all real property leased by them and undisturbed possession of all personal property leased by them.

2.7                               Cash Balance; Receivables; Customers.

(a)                                  As of the date of this Agreement, the sum of the Company’s cash, cash equivalents and short-term investments exceeded $99 million.

(b)                                  All existing accounts receivable of the Acquired Corporations (including those accounts receivable reflected on the Unaudited Year-End Balance Sheet that have not yet been collected and those accounts receivable that have arisen since September 30, 2004 and have not yet been collected): (i) represent valid obligations of customers of the Acquired Corporations arising from bona fide transactions entered into in the ordinary course of business; and (ii) are current and, to the Company’s Knowledge, will be collected in full when due, without any counterclaim or set off (net of an allowance for doubtful accounts not to exceed $100,000 in the aggregate).

(c)                                  Part 2.7(c) of the Disclosure Schedule contains an accurate and complete list of each loan or advance made by any of the Acquired Corporations to any Company Associate, other than routine travel advances made to employees in the ordinary course of business.

(d)                                  Part 2.7(d) of the Disclosure Schedule accurately identifies, and provides an accurate and complete breakdown of the revenues received from, the 50 largest customers (measured by the aggregate dollar amount of revenue generated by the Acquired Corporations from each customer in the applicable fiscal year) of the Acquired Corporations in each of the fiscal years ended September 30, 2003 and 2004.  None of the Acquired Corporations has received any notice or other communication or information (in writing or otherwise) indicating, and the Company has no basis for believing, that any customer identified in Part 2.7(d) of the Disclosure Schedule may cease dealing with any of the Acquired Corporations or may otherwise reduce the volume of business transacted by such customer with any of the Acquired Corporations below historical levels.

2.8                               Equipment; Real Property; Leasehold.  All material items of equipment and other tangible assets owned by or leased to the Acquired Corporations are adequate for the uses to which they are being put, are in good and safe condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the business of the Acquired Corporations in the manner in which such business is currently being conducted.  None of the Acquired Corporations own any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Part 2.8 of the Disclosure Schedule.

2.9                               Intellectual Property.

(a)                                  Part 2.9(a) of the Disclosure Schedule accurately identifies and describes as of the date of this Agreement:

(i)                                    in Part 2.9(a)(i) of the Disclosure Schedule, any material components of the Company Software that were not developed by people who were, when they were developing such components, working for an Acquired Corporation as an employee or an independent contractor;

(ii)                                in Part 2.9(a)(ii) of the Disclosure Schedule: (A) each Patent, registered Trademark and other item of Registered IP in which any of the Acquired Corporations has an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise); (B) the jurisdiction in which such Patent, Trademark or other item of Registered IP has been registered or filed and the applicable registration or serial number; and (C) any other Person that has an ownership interest in such Patent, Trademark or other item of Registered IP and the nature of such ownership interest;

(iii)                            in Part 2.9(a)(iii) of the Disclosure Schedule, each Contract pursuant to which any Intellectual Property Right or Intellectual Property is licensed to any of the Acquired Corporations (other than any non-exclusive license to non-customized software that: (1) is so licensed solely in executable or object code form, (2) is not incorporated into or bundled with any Company Software, and (3) is generally available on standard terms; and

(iv)                               in Part 2.9(a)(iv) of the Disclosure Schedule, each Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company IP (other than end user licenses for Company Software granted by an Acquired Corporation, or an authorized reseller or distributor of an Acquired Corporation, in the ordinary course of business).

(b)                                  The Company has Made Available to Parent an accurate and complete copy of the current version of each standard form of Company IP Contract used by any of the Acquired Corporations, including each standard form of: (i) end user license agreement; (ii) maintenance or support agreement; (iii) distributor or reseller agreement; (iv) employee agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; (v) consulting or independent contractor agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; or (vi) confidentiality or nondisclosure agreement.  The Company has Made Available to Parent each Company IP Contract that is either (1) an end user license agreement with one of the 50 largest customers (measured by the aggregate dollar amount of revenue generated by the Acquired Corporations from each customer in the applicable fiscal year) of the Acquired Corporations in each of the fiscal years ended September 30, 2003 and 2004 or (2) an end user license agreement based on a form of agreement proposed by the customer (as opposed to the Company’s standard form of end user license agreement).

(c)                                  The Acquired Corporations exclusively own all right, title and interest to and in the Company IP (other than Intellectual Property Rights or Intellectual Property licensed to the Company, as identified in Part 2.9(a)(iii) of the Disclosure Schedule) free and clear of any Encumbrances (other than nonexclusive licenses granted pursuant to the Contracts listed in Part 2.9(a)(iv) of the Disclosure Schedule and other than end user licenses for Company Software granted by an Acquired Corporation, or an authorized reseller or distributor of an Acquired Corporation, in the ordinary course of business).  Without limiting the generality of the foregoing:

(i)                                    all documents and instruments necessary to record the assignment or transfer to the Acquired Corporations of the rights held by the Acquired Corporations in the Company IP that is Registered IP have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Body;

(ii)                                each Person who is or was an employee or independent contractor of any of the Acquired Corporations and who is or was involved in any material respect in the creation or development of any Company IP has signed a written agreement containing an irrevocable assignment of Intellectual Property Rights to the Acquired Corporation for which such Person is or was an employee or independent contractor and confidentiality provisions protecting the Company IP;

(iii)                            to the Company’s Knowledge, no Company Associate has any claim, right (whether or not currently exercisable) or interest to or in any Company IP;

(iv)                               to the Company’s Knowledge, no employee or independent contractor of any of the Acquired Corporations is: (A) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for such Acquired Corporation; or (B) in breach of any Contract with an Acquired Corporation, any former employer or other Person concerning Intellectual Property Rights or confidentiality;

(v)                                   no funding, facilities or personnel of any Governmental Body were used, directly or indirectly, to develop or create, in whole or in part, any Company IP;

(vi)                               each of the Acquired Corporations has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in the material Company Source Code and all other material proprietary information held by any of the Acquired Corporations, or purported to be held by any of the Acquired Corporations, as a trade secret;

(vii)                           none of the Acquired Corporations has assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any material Intellectual Property Right to any other Person;

(viii)                       none of the Acquired Corporations is now or has ever been a member or promoter of, or a contributor to, any industry standards body or similar organization that required (or has the right under any Contract to require) any of the

Acquired Corporations to disclose, or grant or offer to any other Person any license or right to, any material Company IP;

(ix)                              except for end user licenses for Company Software granted by an Acquired Corporation, or an authorized reseller or distributor of an Acquired Corporation, in the ordinary course of business, none of the Acquired Corporations is bound by, and no Company IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of any of the Acquired Corporations in any material way to use, exploit, assert, or enforce any Company IP anywhere in the world; and

(x)                                  to the Company’s Knowledge, the Acquired Corporations own or otherwise have, and immediately after the Closing the Surviving Corporation will continue to have, all Intellectual Property Rights needed to conduct the business of the Acquired Corporations as currently conducted and currently planned by the Company to be conducted.

(d)                                  To the Company’s Knowledge, all Company IP is valid, subsisting and enforceable.  Without limiting the generality of the foregoing:

(i)                                    each item of Company IP that is Registered IP is and at all times has been in compliance with all Legal Requirements, and all filings, payments and other actions required to be made or taken to maintain such item of Company IP in full force and effect have been made by the applicable deadline;

(ii)                                no application for a patent or for a copyright, mask work or trademark registration or any other type of Registered IP filed by or on behalf of any of the Acquired Corporations has been abandoned, allowed to lapse or rejected; and

(iii)                            to the Company’s Knowledge, no interference, opposition, reissue, reexamination or other Legal Proceeding of any nature is or has been pending or threatened, in which the scope, validity or enforceability of any Company IP is being, has been or would reasonably be expected to be contested or challenged.

(e)                                  Neither the execution, delivery or performance of any of the Other Agreements nor the consummation of any of the Contemplated Transactions will, with or without notice or the lapse of time, result in or give any other Person the right or option to cause or declare: (i) a material loss of, or material Encumbrance on, any Company IP; (ii) a material breach of any Material Contract; (iii) the release, disclosure or delivery of any Company Source Code or other material Company IP by or to any escrow agent or other Person (other than disclosures or deliveries of Company IP that may be made to the Specified Individuals pursuant to the Consulting Agreements in order to enable them to perform the services they are obligated to perform thereunder); or (iv) the grant, assignment or transfer to any other Person of any material license or other material right or interest under, to or in any of the Company IP.

(f)                                    To the Company’s Knowledge, no Person is currently infringing, misappropriating or otherwise violating, any Company IP in any material respect.  Part 2.9(f) of the Disclosure Schedule accurately identifies (and the Company has Made Available to Parent an accurate and complete copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise Made Available by or to any of the Acquired Corporations or any Representative of any of the Acquired Corporations since September 1, 2001 regarding any actual, alleged or suspected infringement or misappropriation of any Company IP, and provides a brief description of the current status of the matter referred to in such letter, communication or correspondence.

(g)                                 Except as set forth in the applicable subsection of Part 2.9(g) of the Disclosure Schedule: (i) none of the Acquired Corporations has ever infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated any Intellectual Property Right of any other Person; and (ii) none of the Company Software infringes any Intellectual Property Right of any Person or contains or embodies any software code, algorithms, or other Intellectual Property that has been misappropriated from any Person.

(h)                                 Except for the State Court Actions and the Federal Court Actions, no infringement, misappropriation or similar claim or Legal Proceeding is pending or, to the Company’s Knowledge, has been threatened against any of the Acquired Corporations.  To the Company’s Knowledge, no infringement, misappropriation or similar claim or Legal Proceeding is pending or has been threatened against any other Person who may be entitled to be indemnified, defended, held harmless or reimbursed by the Company with respect to such claim or Legal Proceeding.  To the Company’s Knowledge, no facts or circumstances exist that provide a basis for any claim of the kind described in this Section 2.9(h).

(i)                                    Since September 1, 2001 none of the Acquired Corporations has received any notice or other communication (in writing or otherwise) claiming that any Acquired Corporation or Company Software is or may be infringing, misappropriating or otherwise violating, or has or may have infringed, misappropriated or otherwise violated, or offering a license to or suggesting that any Acquired Corporation may need a license to, any Intellectual Property Right of another Person.  Part 2.9(i) of the Disclosure Schedule provides a brief description of the current status of each matter described therein.  The Company has Made Available to Parent an accurate and complete copy of each written or electronic notice or communication identified in Part 2.9(i) of the Disclosure Schedule.

(j)                                    None of the Acquired Corporations has ever assumed, or agreed to indemnify, hold harmless, defend, discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation or violation of any Intellectual Property Right (other than pursuant to indemnification provisions in (i) end user license agreements for Company Software entered into by an Acquired Corporation in the ordinary course of business or (ii) Channel Agreements identified in Part 2.10(a)(iv) of the Disclosure Schedule).

(k)                                To the Company’s Knowledge, no claim or Legal Proceeding involving any Intellectual Property or Intellectual Property Right licensed to any of the Acquired Corporations is pending or  has been threatened, except for any such claim or Legal Proceeding that, if determined adversely to any Acquired Corporation, would not adversely affect: (i) the use or exploitation of such Intellectual Property or Intellectual Property Right by any of the Acquired Corporations; or (ii) the marketing, distribution, license or sale of any Company Software.

(l)                                    To the Company’s Knowledge, none of the Company Software contains any Malicious Code.

(m)                              None of the Company Software is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License or Mozilla Public License) that by its terms: (i)  requires, or conditions the use or distribution of such Company Software on, the disclosure, licensing or distribution of any source code for any portion of such Company Software; or (ii) otherwise imposes any material limitation, restriction or condition on the right or ability of the Company to use or distribute any Company Software.

(n)                                 No material Company Source Code has been delivered, licensed or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of one of the Acquired Corporations.  None of the Acquired Corporations has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available any material Company Source Code to any escrow agent or other Person.  No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the delivery, license or disclosure of any material Company Source Code to any other Person.

2.10                        Contracts.

(a)                                  Part 2.10 of the Disclosure Schedule identifies each Company Contract that constitutes a “Material Contract” (other than Company IP Contracts that are not required to be identified in Part 2.9 of the Disclosure Schedule and that would not otherwise be considered Material Contracts under any subsection of this Section 2.10(a) other than subsection (ii) below).  For purposes of this Agreement, each of the following shall be deemed to constitute a “Material Contract”:

(i)                                    any Company Contract: (A) relating to the employment of, or the performance of services by, any employee or consultant that requires, or may require, payments in excess of $150,000 on an annual basis to any Person; (B) the terms of which obligate or may in the future obligate any of the Acquired Corporations to make any severance, termination or similar payment to any current or former employee or director; or (C) pursuant to which any of the Acquired Corporations is or may become obligated to make any bonus or similar payment (other than payments constituting base salary or sales commissions) in excess of $20,000 to any current or former employee or director;

(ii)                                any Company IP Contract;

(iii)                            any Company Contract relating to the acquisition, sale, spin-off, outsourcing or disposition of any business operation or unit or any product line of any Acquired Corporation;

(iv)                               any Company Contract in which another Person is or was appointed as a distributor, reseller or sales representative with respect to, or otherwise is or was authorized to market, promote, distribute, resell, sublicense, support or solicit orders for, any Company Software (a “Channel Agreement”);

(v)                                   any Company Contract (other than Channel Agreements) that provides for indemnification of any Company Associate or any current or former agent of any of the Acquired Corporations (an “Indemnification Contract”);

(vi)                               any Company Contract imposing any restriction on the right or ability of any Acquired Corporation: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person; (C) to solicit, hire or retain any Person as an employee, consultant or independent contractor; (D) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person; (E) to perform services for any other Person; or (F) to transact business or deal in any other manner with any other Person;

(vii)                           any Company Contract (other than Company Contracts evidencing Company Options or rights under the ESPP): (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities; (B) providing any Person with any preemptive right, right of participation, right of maintenance or similar right with respect to any securities; or (C) providing any of the Acquired Corporations with any right of first refusal with respect to, or right to repurchase or redeem, any securities;

(viii)                       any Company Contract incorporating or relating to any guaranty, any warranty or any indemnity or similar obligation, except for Channel Agreements and end user license agreements for Company Software entered into by an Acquired Corporation in the ordinary course of business;

(ix)                              any Company Contract relating to any currency hedging;

(x)                                  any Company Contract: (A) imposing any confidentiality obligation on any of the Acquired Corporations or on any other Person (other than confidentiality or nondisclosure agreements entered into by any Acquired Corporation in the ordinary course of business that do not otherwise constitute Material Contracts under this Section 2.10(a)); or (B) containing “standstill” or similar provisions;

(xi)                              any Company Contract under which any Specified Individual or any Specified Associate may have, may acquire or may become subject to any rights or obligations;

(xii)                          any Company Contract requiring that any of the Acquired Corporations give any notice or provide any information to any Person prior to considering or accepting any Acquisition Proposal or similar proposal, or prior to entering into any discussions, agreement, arrangement or understanding relating to any Acquisition Transaction or similar transaction;

(xiii)                      any Company Contract that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $100,000 in the aggregate, or contemplates or involves the performance of services having a value in excess of $100,000 in the aggregate;

(xiv)                         any Company Contract that would reasonably be expected to have or to result in a material effect on: (A) the business, financial condition, capitalization, aggregate fair market value of the assets (including cash, cash equivalents, short-term investments and Intellectual Property) of the Acquired Corporations minus the amount of the liabilities (accrued, contingent or otherwise) of the Acquired Corporations, operations or financial performance of the Acquired Corporations taken as a whole; or (B) the ability of the Company to consummate the Merger or any of the other Contemplated Transactions or to perform any of its obligations under this Agreement or any of the Other Agreements; and

(xv)                             any other Company Contract, if a breach of such Company Contract would reasonably be expected to have or to result in a Company Material Adverse Effect.

The Company has Made Available to Parent an accurate and complete copy of each Company Contract that constitutes a Material Contract (other than Company IP Contracts that do not need to be specifically identified in Part 2.9 of the Disclosure Schedule).  For each Channel Agreement that constitutes a Material Contract, Part 2.10(a) of the Disclosure Schedule identifies such Material Contract as a Channel Agreement and also indicates whether such Channel Agreement is currently in effect.

(b)                                  Each Company Contract that constitutes a Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(c)                                  None of the Acquired Corporations has violated or breached, or committed any default under, any Company Contract; and, to the Company’s Knowledge, no other Person has violated or breached, or committed any default under, any Company Contract.   Except for express warranty and indemnification remedies set forth in the standard forms of Company IP Contracts described in Section 2.9(b) or in any Channel Agreement or end user license agreement entered into in the ordinary course of business that was Made Available to Parent, no end user, distributor, or other licensee of the Company Software has any conditional or unconditional return, refund, or credit rights exercisable against the Acquired Corporations with respect to such Company Software.  To the Company’s Knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to: (i) result in a material violation or breach of any of the provisions of any Company Contract; (ii) give any Person the right to declare a default or exercise any material remedy under any Company Contract; (iii) give any Person the right to receive or require a material rebate, chargeback, penalty or change in delivery schedule under any Company Contract; (iv) give any Person the right to accelerate the maturity or performance of any Company Contract; (v) result in the disclosure, release or delivery of any Company Source Code; or (vi) give any Person the right to cancel, terminate or modify any Company Contract.  Since September 1, 2001, none of the Acquired Corporations has received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Company Contract, except for claims under or based upon any warranty provided by or on behalf of any of the Acquired Corporations or based upon any services performed by any of the Acquired Corporations.  Without limiting the generality of the foregoing, none of the Acquired Corporations has failed to meet any development or delivery milestone under any Company Contract.

(d)                                  Part 2.10(d) of the Disclosure Schedule (i) identifies each Indemnification Contract and each other indemnification or similar arrangement under which any Specified Individual has, had or may have any rights and (ii) provides an accurate and complete breakdown of all amounts that have been paid or advanced by the Acquired Corporations or any insurance carrier, and any amounts that may be owed by any of the Acquired Corporations or any insurance carrier, under or with respect to each such Indemnification Contract or other arrangement.  Except as set forth in Part 2.10(d) of the Disclosure Schedule, no such Indemnification Contract or other arrangement has been amended at any time since December 12, 2001, and none of the Acquired Corporations has waived any of its rights to repayment of advancements for expenses, or any of its other rights, under any such Indemnification Contract or arrangement.

2.11                        Sale of Products; Performance of Services.

(a)                                  Part 2.11(a) of the Disclosure Schedule accurately identifies each Company Software product that is currently being developed, marketed, distributed, licensed or sold by any Acquired Corporation.

(b)                                  Since September 30, 2003, no customer or other Person has asserted or, to the Company’s Knowledge, threatened to assert any claim against any of the Acquired Corporations: (i) under or based upon any warranty provided by or on behalf of any of the Acquired Corporations; or (ii) based upon any services performed by any of the Acquired Corporations.  For avoidance of doubt, reports of “bugs” or errors in the Company Software received by the Acquired Corporations in the ordinary course of business and customer requests for technical support do no constitute “claims” for purposes of this Section 2.11(b).

(c)                                  Since September 30, 2003, no end user customer that was one of the 50 largest customers (measured by the aggregate dollar amount of revenue generated by the Acquired Corporations from each customer in the applicable fiscal year) of the Acquired Corporations in either of the fiscal years ended September 30, 2003 and 2004, and no distributor, reseller, or sales representative of any Acquired Corporation, has terminated or, to the Company’s Knowledge, overtly threatened or expressed an intention to terminate or not to renew, its relationship or any Contract with any of the Acquired Corporations.

2.12                        Liabilities.  None of the Acquired Corporations has, and none of the Acquired Corporations is responsible for performing or discharging, any accrued, contingent or other liabilities of any nature, either matured or unmatured, except for: (a) liabilities identified as such on the face of the Unaudited Year-End Balance Sheet; (b) normal and recurring current liabilities that have been incurred by the Acquired Corporations since September 30, 2004 in the ordinary course of business and consistent with past practices; (c) liabilities for performance of obligations of the Acquired Corporation under Company Contracts, to the extent such liabilities are readily ascertainable (in nature, scope and amount) from the copies of such Company Contracts Made Available to Parent prior to the date of this Agreement; (d) liabilities described in Part 2.12(a) of the Disclosure Schedule; and (e) liabilities and obligations under this Agreement and the Other Agreements.  Without limiting the generality of the foregoing, Part 2.12(b) of the Disclosure Schedule identifies each accrued, contingent or other liability of any nature, either matured or unmatured, of each Acquired Corporation to any Specified Individual or Specified Associate other than salary and other benefits payable in the ordinary course of business consistent with past practice.

2.13                        Compliance with Legal Requirements.  Each of the Acquired Corporations is, and has at all times since September 1, 2001 been, in compliance in all material respects with all applicable Legal Requirements.  To the Company’s Knowledge, each Person who is or was a director or officer of any Acquired Corporation is, and has at all times since September 1, 2001 been, in compliance in all material respects with all applicable Legal Requirements as such Legal Requirements apply to such Person in his or her capacity as a director or officer of the Company.  Since September 1, 2001, none of the Acquired Corporations has received any notice or other communication from any Governmental Body or other Person regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

2.14                        Certain Business Practices.  None of the Acquired Corporations, and (to the Company’s Knowledge) no director, officer, other employee or agent of any of the Acquired Corporations acting or purporting to act in his capacity as such, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) made any other unlawful payment.

2.15                        Governmental Authorizations.  The Acquired Corporations hold all material Governmental Authorizations necessary to enable the Acquired Corporations to conduct their respective businesses in the manner in which such businesses are currently being conducted.  All such Governmental Authorizations are valid and in full force and effect.  Each Acquired Corporation is, and at all times since September 1, 2001 has been, in compliance in all material respects with the terms and requirements of such Governmental Authorizations.  Since September 1, 2001, none of the Acquired Corporations has received any notice or other communication from any Governmental Body regarding: (a) any actual or possible violation of or failure to comply with any term or requirement of any material Governmental Authorization; or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization.  No Governmental Body has at any time challenged in writing the right of any of the Acquired Corporations to design, manufacture, offer or sell any product or service.

2.16                        Tax Matters.

(a)                                  Each of the material Tax Returns required to be filed by or on behalf of the respective Acquired Corporations with any Governmental Body on or before the Closing Date (the “Company Returns”): (i) has been or will be filed on or before the applicable due date (including any extensions of such due date); and (ii) has been, or will be when filed, prepared in all material respects in compliance with all applicable Legal Requirements.  All Taxes required to be paid by the Acquired Corporations on or before the Closing Date have been or will be paid on or before the Closing Date.

(b)                                  The Unaudited Year-End Balance Sheet fully accrues all actual and contingent liabilities for Taxes with respect to all periods through the date of this Agreement in accordance with U.S. GAAP, except for liabilities for Taxes incurred since September 30, 2004 in the operation of the business of the Acquired Corporations.  On or before the Closing Date, each Acquired Corporation will establish, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes for the period from September 30, 2004 through the Closing Date.

(c)                                  No Company Return has ever been examined or audited by any Governmental Body.  No extension or waiver of the limitation period applicable to any of the Company Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from any Acquired Corporation.

(d)                                  No claim or Legal Proceeding is pending or, to the Company’s Knowledge, has been threatened against or with respect to any Acquired Corporation in respect of any material Tax.  There are no unsatisfied liabilities for material Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by any Acquired Corporation with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Acquired Corporations and with respect to which adequate reserves for payment have been established on the Unaudited Year-End Balance Sheet).  There are no liens for Taxes upon any of the assets of any of the Acquired Corporations except liens for current Taxes not yet due and payable.  None of the Acquired Corporations will be required to include any adjustment in taxable income for any tax period (or portion thereof) after the Closing pursuant to Section 481 or Section 263 or 263A of the Code (or any comparable provision of state or foreign Tax laws) as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

(e)                                  There is no agreement, plan, arrangement or other Contract covering, benefiting or relating to any Company Associate that, considered individually or considered collectively with any other such Contracts, would reasonably be expected to give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162(m) of the Code (or any comparable provision of state or foreign Tax laws).  None of the Acquired Corporations is, or has ever been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.  No Acquired Corporation is a party to any agreement to compensate any Person for excise taxes payable pursuant to Section 4999 of the Code.

(f)                                    No written claim has ever been made by any Governmental Body in a jurisdiction where an Acquired Corporation does not file a Tax Return that such Acquired Corporation is or may be subject to taxation by that jurisdiction.

(g)                                 There is no Company Contract relating to allocating or sharing of Taxes.  No Acquired Corporation: (i) is liable for Taxes of any other Person, or is currently under any contractual obligation to indemnify any Person with respect to any portion of such Person’s Taxes (except for customary agreements to indemnify lenders or security holders in respect of Taxes); or (ii) is a party to or bound by any Contract providing for payments by such Acquired Corporation with respect to any amount of Taxes of any other Person.

(h)                                 No Acquired Corporation has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code.  No Acquired Corporation is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code, and Parent will not be required to withhold any Tax on the purchase of the Company by reason of Section 1445 of the Code.

(i)                                    No Acquired Corporation has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or within the meaning of any similar Legal Requirement to which an Acquired Corporation may be subject, other than the affiliated group of which the Company is the common parent.

(j)                                    The Company has Made Available to Parent copies of all Tax Returns of the Acquired Corporations for the fiscal years ended September 30, 1999 to September 30, 2003.

(k)                                The Company has disclosed on its federal income Tax Returns all positions that could give rise to a material understatement penalty within the meaning of Section 6662 of the Code or any similar Legal Requirement.

(l)                                    No Acquired Corporation has participated, or is currently participating, in a “Listed Transaction” or a “Reportable Transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or in a similar transaction under any corresponding or similar Legal Requirement.

2.17                        Employee and Labor Matters; Benefit Plans.

(a)                                  Part 2.17(a) of the Disclosure Schedule identifies each Company Benefit Plan.

(b)                                  None of the Acquired Corporations maintains, sponsors or contributes to, and none of the Acquired Corporations has at any time in the past maintained, sponsored or contributed to, any employee pension benefit plan (as defined in Section 3(2) of ERISA), or any similar pension benefit plan that is a Foreign Plan, whether or not excluded from coverage under specific Titles or Subtitles of ERISA, for the benefit of any Company Associate.

(c)                                  With respect to each Company Benefit Plan, the Company has Made Available to Parent (where applicable): (i) an accurate and complete copy of such Company Benefit Plan (including all amendments thereto); (ii) an accurate and complete copy of the annual report (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code, with respect to such Company Benefit Plan for the three most recent plan years; (iii) if such Company Benefit Plan is subject to the minimum funding standards of ERISA Section 302, the most recent annual and periodic accounting of such Company Benefit Plan’s assets; (iv) an accurate and complete copy of the most recent summary plan description, together with each summary of material modifications, if required under ERISA, with respect to such Company Benefit Plan; (v) if such Company Benefit Plan is funded through a trust or any third party funding vehicle, an accurate and complete copy of the trust or other funding agreement (including all amendments thereto) and accurate and complete copies of the most recent financial statements thereof; (vi) accurate and complete copies of all Contracts relating to such Company Benefit Plan, including service provider agreements, insurance contracts, minimum premium contracts, stop-loss agreements, investment management agreements, subscription and participation agreements and recordkeeping agreements; (vii) all written materials provided to any Company Associate relating to such Company Benefit Plan and any proposed Company Benefit Plan, in each case relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which could result in any material liability to any of the Acquired Corporations; (viii) all material correspondence, if any, to or from any Governmental Body relating to such Company Benefit Plan; (ix) all forms and related notices required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), with respect to such Company Benefit Plan; (x) all insurance policies, if any, in the possession of any of the Acquired Corporations pertaining to fiduciary liability insurance covering the fiduciaries for such Company Benefit Plan; (xi) if such Company Benefit Plan is intended to be qualified under Section 401(a) of the Code, all discrimination tests, if any, required under the Code for such Company Benefit Plan for the three most recent plan years; (xii) if such Company Benefit Plan is intended to be qualified under Section 401(a) of the Code, the most recent determination letter (or opinion letter, if applicable) received from the Internal Revenue Service with respect to such Company Benefit Plan; and (xiii) if such Company Benefit Plan is a Foreign Plan, all Governmental Authorizations received from any foreign Governmental Body with respect to such Company Benefit Plan.

(d)                                  None of the Acquired Corporations is or has ever been required to be treated as a single employer with any other Person other than the Acquired Corporations under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code.  None of the Acquired Corporations has ever been a member of an “affiliated service group” within the meaning of Section 414(m) of the Code.

(e)                                  No Acquired Corporation has ever maintained, established, sponsored, participated in or contributed to or could incur any liability under any: (i) Company Benefit Plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code; (ii) ”multiemployer plan” within the meaning of Section 3 (37) of ERISA; (iii) “multiple employer plan” (within the meaning of Section 413(c) of the Code); or (iv) Company Benefit Plan in which stock of any of the Acquired Corporations is or was held as a “plan asset” within the meaning of DOL Regulations Section 2510.3-101.  For purposes of clarity, stock of an Acquired Corporation shall not be deemed to be a “plan asset” for purposes of the preceding sentence solely by virtue of the fact that such stock is held by an investment company registered under the Investment Company Act of 1940 and the stock of such investment company is a “plan asset.”  None of the Acquired Corporations has ever made a complete or partial withdrawal from a multiemployer plan, as such term is defined in Section 3(37) of ERISA, resulting in withdrawal liability, as such term is defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either Section 4207 or Section 4208 of ERISA).

(f)                                    With respect to each Company Benefit Plan as to which any of the Acquired Corporations may incur any liability under, or that is subject to, Section 302 or Title IV of ERISA or Section 412 of the Code: (i) such Company Benefit Plan has not been terminated so as to result, directly or indirectly, in any material liability, contingent or otherwise, of any of the Acquired Corporations under Title IV of ERISA; (ii)  no complete or partial withdrawal from such Company Benefit Plan has been made by any of the Acquired Corporations, or by any other Person, so as to result in any material liability to any of the Acquired Corporations, whether such liability is contingent or otherwise; (iii)  no proceeding has been initiated by any Person (including the Pension Benefit Guaranty Corporation (the “PBGC”)) to terminate such Company Benefit Plan or to appoint a trustee for such Company Benefit Plan; (iv)  no condition or event exists or is expected to occur that could result, directly or indirectly, in any material liability of any of the Acquired Corporations under Title IV of ERISA, whether to the PBGC or otherwise, on account of the termination of such Company Benefit Plan; (v)  if such Company Benefit Plan were to be terminated as of the Closing Date or if any Person were to withdraw from such Company Benefit Plan, none of the Acquired Corporations would incur, directly or indirectly, any material liability under Title IV of ERISA; (vi)  no “reportable event” (as defined in Section 4043 of ERISA) has occurred with respect to such Company Benefit Plan, nor has notice of any such event or similar notice to any foreign Governmental Body been required to be filed for such Company Benefit Plan within the past twelve months nor will any such notice be required to be filed as a result of any of the Contemplated Transactions; (vii)  such Company Benefit Plan has not incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code, respectively), whether or not waived, and none of the Acquired Corporations has provided, or is required to provide, security to such Company Benefit Plan pursuant to Section 401(a)(29) of the Code; and (viii)  none of the Contemplated Transactions will result in any event described in Section 4062(e) of ERISA with respect to such Company Benefit Plan.

(g)                                 None of the Acquired Corporations has any plan or commitment to create any additional Company Benefit Plan, or to modify or change any existing Company Benefit Plan (other than to comply with applicable Legal Requirements as previously disclosed to Parent in writing) in a manner that would create any material liability for any of the Acquired Corporations.

(h)                                 No Company Benefit Plan provides (except at no cost to the Acquired Corporations), or reflects or represents any liability of any of the Acquired Corporations to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements.  Other than commitments made that involve no future costs to any of the Acquired Corporations, no Acquired Corporation has ever represented, promised or contracted (whether in oral or written form) to any Company Associate (either individually or as part of a group of Company Associates) or any other Person that such Company Associate or other Person would be provided with retiree life insurance, retiree health benefits or other retiree employee welfare benefits, except to the extent required by applicable Legal Requirements.

(i)                                    Each of the Company Benefit Plans has been operated and administered in all material respects in accordance with its terms and with applicable Legal Requirements, including ERISA, the Code, applicable U.S. and non-U.S. securities laws and regulations and applicable foreign Legal Requirements.  The Acquired Corporations have performed all material obligations required to be performed by them under the Company Benefit Plans, none of the Acquired Corporations is in default or violation of any material term of any Company Benefit Plan.  To the Company’s Knowledge, there has been no default or violation by any other party with respect to any material term of any Company Benefit Plan.  Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code or has remaining a period in which to apply for such a letter, and to the Company’s Knowledge, there is not and there has never been any event, condition or circumstance that would reasonably be expected to result in disqualification under the Code.  To the Company’s Knowledge, there is not and there has never been any event, condition or circumstance that would reasonably be expected to result in any Company Benefit Plan that is a Foreign Plan failing to qualify for the Tax benefits customarily associated with plans of such type.  There are no claims or Legal Proceedings pending, or to the Company’s Knowledge, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Benefit Plan or against the assets of any Company Benefit Plan.  To the Company’s Knowledge, no breach of fiduciary duty has occurred with respect to which any Acquired Corporation or any of its fiduciaries would reasonably be expected to incur a material liability.  Each Company Benefit Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to any of the Acquired Corporations (other than ordinary administration expenses).  To the Company’s Knowledge, no Company Benefit Plan is under audit or investigation, or is subject to any other Legal Proceeding commenced by the Internal Revenue Service, the DOL or any other Governmental Body, nor is any such audit, investigation or other Legal Proceeding pending or, to the Company’s Knowledge, threatened.  No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA (other than a transaction exempt under Section 408 of ERISA and the regulatory guidance thereunder), has occurred with respect to any Company Benefit Plan.  No mortgage, lien, pledge, charge, security interest or other Encumbrance of any kind has been imposed under the Code, ERISA or any foreign Legal Requirement with respect to any Company Benefit Plan or any of the assets of any Company Benefit Plan, with the exception of participant loans granted under pension plans.  All contributions, premiums and expenses to or in respect of each Company Benefit Plan have been paid in full or, to the extent not yet due, have been adequately accrued on the Unaudited Year-End Balance Sheet.

(j)                                    None of the Acquired Corporations has incurred or reasonably expects to incur, either directly or indirectly (including as a result of an indemnification obligation), any material liability under Title I or IV of ERISA or under the penalty, excise tax or joint and several liability provisions of the Code or any foreign Legal Requirement relating to employee benefit plans (including Section 406, 409, 502(i), 502(l), 4069 or 4212(c) of ERISA, or Section 4971, 4975 or 4976 of the Code), or under any Contract or Legal Requirement pursuant to or under which any of the Acquired Corporations or any Company Benefit Plan has agreed to indemnify or is required to indemnify any Person against liability incurred under, or for a violation or failure to satisfy the requirements of, any such Contract or Legal Requirement; and, to the Company’s Knowledge, no event, transaction or condition has occurred, exists or is expected to occur which could result in the incurrence of any such material liability by any of the Acquired Corporations or by Parent.

(k)                                Neither the execution, delivery or performance of this Agreement or any of the Other Agreements, nor the consummation of any of the Contemplated Transactions (either alone or in combination with another event, whether contingent or otherwise), will: (i) result in any bonus, severance or other payment or obligation to any Company Associate (whether or not under any Company Benefit Plan); (ii) materially increase the benefits payable or provided to, or result in a forgiveness of any indebtedness of, any Company Associate; or (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other similar benefit.  Without limiting the generality of the foregoing, the consummation of the Contemplated Transactions will not result in the acceleration of vesting of any unvested Company Options being assumed pursuant to Section 5.4(a).

(l)                                    Under each Company Benefit Plan that is a single employer defined benefit plan, as of the last day of the most recent plan year ended prior to the date of this Agreement, the actuarially determined present value of all “benefit liabilities,” within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Company Benefit Plan’s most recent actuarial valuation), did not exceed the then current value of the assets of such Company Benefit Plan, and there has been no material adverse change in the financial condition of such Company Benefit Plan (with respect to either assets or benefits) since the last day of such most recent plan year.  The fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide in full for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to and obligations under such Foreign Plan.  Neither the execution of this Agreement or any of the Other Agreements, nor the consummation of any of the Contemplated Transactions, will cause any of the assets or insurance obligations to be less than the benefit obligations under such Company Benefit Plan or Foreign Plan.

(m)                              None of the Acquired Corporations: (i) maintains any plan, agreement or arrangement, formal or informal, that provides material benefits in the nature of severance; or (ii) has any outstanding liabilities with respect to material severance benefits.

(n)                                 None of the Acquired Corporations has any material liability (including a material liability arising out of an indemnification, guarantee, hold harmless or similar agreement) relating to any insurance Contract held under or purchased to fund a Company Benefit Plan, the issuer of which is or was insolvent or in reorganization or the payments under which were suspended.

(o)                                  Except for the Option Plans and the ESPP, none of the Acquired Corporations maintains any plan, program or arrangement or is a party to any Contract that provides any material benefits or provides for material payments to any Person based on or measured by the value of any equity security of, or interest in, any of the Acquired Corporations.

(p)                                  No Acquired Corporation has undertaken any option re-pricing or option exchange program with respect to any stock options.

(q)                                  Part 2.17(q) of the Disclosure Schedule sets forth any and all indebtedness of any Company Associate to any of the Acquired Corporations in excess of $2,000 that has been outstanding at any time on or after July 30, 2002 other than commission advances made to any of the Acquired Corporations’ employees pursuant to the Company’s sales commission plans and routine travel advances made in the ordinary course of business consistent with past practices and pursuant to the Company’s policies.

(r)                                  With respect to each Company Benefit Plan and with respect to each state workers’ compensation arrangement that is funded wholly or partially through an insurance policy or public or private fund, all premiums required to have been paid under such insurance policy or fund have been paid when due, and none of the Acquired Corporations has any material liability under any such insurance policy or fund or under any related Contract (whether in the nature of a retroactive rate adjustment or loss sharing arrangement or otherwise).

(s)                                  Part 2.17(s) of the Disclosure Schedule accurately sets forth, as of the date of this Agreement, with respect to each employee of each of the Acquired Corporations (including any employee of any of the Acquired Corporations who is on a leave of absence or on layoff status):

(i)                                    the name of such employee, the Acquired Corporation by which such employee is employed and the date as of which such employee was originally hired by such Acquired Corporation;

(ii)                                such employee’s title, and any current written description of such employee’s duties and responsibilities;

(iii)                            the aggregate dollar amount of the compensation (including wages, salary, commissions, director’s fees, fringe benefits, bonuses, profit sharing payments and other payments or benefits of any type) received by such employee from the applicable Acquired Corporation with respect to services performed in the fiscal year ended September 30, 2004;

(iv)                               such employee’s annualized base wages or salary, as applicable, annualized target commission and annualized target bonus as of the date of this Agreement;

(v)                                   each Company Benefit Plan in which such employee participates or is eligible to participate; and

(vi)                               any material Governmental Authorization that is held by such employee and that relates to or is useful in connection with the businesses of the Acquired Corporations.

(t)                                    Part 2.17(t) of the Disclosure Schedule accurately identifies, as of the date of this Agreement, each employee of any of the Acquired Corporations who is not fully available to perform work because of disability or other leave and sets forth the type of such disability or leave and the anticipated date of return to full service.

(u)                                 Part 2.17(u) of the Disclosure Schedule accurately identifies, as of the date of this Agreement, each former employee of any of the Acquired Corporations who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits (whether from any of the Acquired Corporations or otherwise) relating to such former employee’s employment with any of the Acquired Corporations; and Part 2.17(u) of the Disclosure Schedule accurately and completely describes such benefits.

(v)                                   None of the Acquired Corporations is a party to, or has a duty to bargain for, any collective bargaining agreement or other Contract with a labor organization representing any of its employees, and there are no labor organizations representing, purporting to represent or, to the Company’s Knowledge, seeking to represent any employees of any of the Acquired Corporations.  Since September 30, 2001, none of the Acquired Corporations has had any strike, slowdown, work stoppage, lockout, job action, or threat of any of the foregoing, or question concerning representation, by or with respect to any of its employees.

(w)                                The employment of each of the Acquired Corporations’ employees is terminable by the applicable Acquired Corporation at will.  The Company has Made Available to Parent accurate and complete copies of all employee manuals and employee handbooks of each of the Acquired Corporations used or in force at any time since January 1, 1998.  The Company has Made Available to Parent accurate and complete copies of all material disclosure materials, material policy statements and other material materials, in each case relating to the employment of employees of each of the Acquired Corporations on or after January 1, 2003.

(x)                                  To the Company’s Knowledge:

(i)                                    no employee of any of the Acquired Corporations intends to terminate his employment with the Company at any time within the two year period following the date of this Agreement, nor has any such employee threatened or expressed any intention to do so; and

(ii)                                no employee of any Acquired Corporation is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have an adverse effect on: (A) the performance by such employee of any of his duties or responsibilities as an employee of such Acquired Corporation; or (B) the business or operations of any of the Acquired Corporations.

(y)                                  Each of the Acquired Corporations: (i) is in compliance in all material respects with all applicable Legal Requirements and with any order, ruling, decree, judgment or arbitration award of any arbitrator or any court or other Governmental Body respecting employment, employment practices, terms and conditions of employment, wages, hours or other labor-related matters, including Legal Requirements, orders, rulings, decrees, judgments and awards relating to discrimination, wages and hours, labor relations, leave of absence requirements, occupational health and safety, privacy, harassment, retaliation, immigration, wrongful discharge or violation of the personal rights of employees, former employees or prospective employees; (ii) has withheld and reported all material amounts required by any Legal Requirement or Contract to be withheld and reported with respect to wages, salaries and other payments to any Company Associate; (iii) has no material liability for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing; and (iv) has no liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for any Company Associate (other than routine payments to be made in the normal course of business and consistent with past practice).  Since September 30, 2001, none of the Acquired Corporations has effectuated a “plant closing,” partial “plant closing,” “relocation” or “termination” (each as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar Legal Requirement) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any of the Acquired Corporations.

(z)                                  Part 2.17(z) of the Disclosure Schedule accurately sets forth, with respect to each Person who is or was, at any time since September 30, 2003, an independent contractor of any of the Acquired Corporations and who has received or may be entitled to receive in excess of $50,000 from any of the Acquired Corporations:

(i)                                    the name of such independent contractor, the Acquired Corporation with which such independent contractor is or was under contract and the date as of which such independent contractor was originally hired by such Acquired Corporation;

(ii)                                a description of such independent contractor’s performance objectives, services, duties and responsibilities;

(iii)                            the aggregate dollar amount of the compensation (including all payments or benefits of any type) received by such independent contractor from the applicable Acquired Corporation with respect to services performed in the fiscal year ended September 30, 2004;

(iv)                               the terms of compensation of such independent contractor; and

(v)                                   any material Governmental Authorization that is held by such independent contractor and that relates to or is useful in connection with the businesses of the Acquired Corporations.

(aa)                            No current or former independent contractor of any of the Acquired Corporations could be deemed to be a misclassified employee.  No independent contractor is eligible to participate in any material Company Benefit Plan.  Since January 1, 2003, no Acquired Corporation has had any temporary or leased employees that were not treated and accounted for in all respects as employees of such Acquired Corporation.

(bb)                            There is no Legal Proceeding, claim, labor dispute or grievance pending, or to the Company’s Knowledge, threatened or reasonably anticipated relating to any employment contract, wages and hours, leave of absence, plant closing notification, employment statute or regulation, privacy right, labor dispute, workers’ compensation policy, long-term disability policy, safety, retaliation, immigration or discrimination matter involving any Company Associate, including charges of unfair labor practices or harassment complaints.  To the Company’s Knowledge, none of the Acquired Corporations has engaged in any unfair labor practice within the meaning of the National Labor Relations Act.  Each of the Acquired Corporations has good labor relations, and, to the Company’s Knowledge, there are no facts indicating that (i) the consummation of any of the Contemplated Transactions will have a material adverse effect on the labor relations of any of the Acquired Corporations, or (ii) any of the employees of any of the Acquired Corporations intends to terminate his or her employment.

(cc)                            The provisions of Section 5.4 are consistent with, and the actions contemplated by Section 5.4 will not result in a breach or violation of, any Option Plan or any other Company Benefit Plan or Company Benefit Agreement.

2.18                        Environmental Matters.

(a)                                  Each of the Acquired Corporations: (i) is and has been in compliance in all material respects with, and has not been and is not in material violation of or subject to any material liability under, any applicable Environmental Laws (as defined in Section 2.18(f)); and (ii) possesses all permits and other Governmental Authorizations required under applicable Environmental Laws for the conduct of its business as currently conducted and is in compliance in all material respects with the terms and conditions of such Governmental Authorization.

(b)                                  None of the Acquired Corporations has received any written notice, whether from a Governmental Body or otherwise, that alleges that any of the Acquired Corporations is not or might not be in compliance with any Environmental Law.

(c)                                  To the Company’s Knowledge: (i) all property that is or was leased to, controlled by or used by any of the Acquired Corporations, and all surface water, groundwater and soil associated with or adjacent to such property, is free of any Materials of Environmental Concern (as defined in Section 2.18(f)) or material environmental contamination of any nature; (ii) none of the property that is or was leased to, controlled by or used by any of the Acquired Corporations contains any underground storage tanks, asbestos, equipment using PCBs or underground injection wells; and (iii) none of the property that is or was leased to, controlled by or used by any of the Acquired Corporations contains any septic tanks in which process wastewater or any Materials of Environmental Concern have been Released (as defined in Section 2.18(f)).

(d)                                  No Acquired Corporation has ever Released any Materials of Environmental Concern except in compliance in all material respects with all applicable Environmental Laws.

(e)                                  No Acquired Corporation has ever sent or transported, or arranged to send or transport, any Materials of Environmental Concern to a site that, pursuant to any applicable Environmental Law: (i) has been placed on the “National Priorities List” of hazardous waste sites or any similar state list; (ii) is otherwise designated or identified as a potential site for remediation, cleanup, closure or other environmental remedial activity; or (iii) is subject to a Legal Requirement to take “removal” or “remedial” action as detailed in any applicable Environmental Law or to make payment for the cost of cleaning up any site.

(f)                                    For purposes of this Section 2.18: (i) “Environmental Law” means any federal, state, local or foreign Legal Requirement relating to pollution by or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata) from Materials of Environmental Concern, including any Legal Requirement relating to Releases or threatened Releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; (ii) “Materials of Environmental Concern” means chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law; and (iii) “Release” means any spilling, leaking, emitting, discharging, depositing, escaping, dumping or other releasing of Materials of Environmental Concern into the environment, whether intentional or unintentional.

2.19                        Insurance.

(a)                                  The Company has Made Available to Parent accurate and complete copies of all material insurance policies and all material self insurance programs and arrangements relating to the business, assets, liabilities and operations of the Acquired Corporations.  To the Company’s Knowledge, each of such insurance policies is in full force and effect.   Since September 1, 2001, none of the Acquired Corporations has received any notice or other communication regarding any actual or possible: (a) cancellation or invalidation of any insurance policy; (b) refusal or denial of any material coverage, reservation of rights or rejection of any material claim under any insurance policy; or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.  There is no pending workers’ compensation or other claim under or based upon any insurance policy of any of the Acquired Corporations.  All information provided to insurance carriers (in applications and otherwise) on behalf of each of the Acquired Corporations is accurate and complete to the extent that the failure of such information to be accurate and complete would reasonably be expected to entitle the applicable insurance carrier to (i) cancel the insurance policy procured on the basis of or in reliance on such information, (ii) reduce the scope of coverage under such policy, (iii) increase the premiums payable by the Acquired Corporations or (iv) otherwise take any action adverse to any of the Acquired Corporations in any material respect. The Company has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending or threatened in writing against any of the Acquired Corporations, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed in writing any of the Acquired Corporations of its intent to do so.

(b)                                  The Company has Made Available to Parent accurate and complete copies of all material correspondence between any of the Acquired Corporations and any insurance carrier or insurance broker.

(c)                                  Attached as Annex 2.19(c) to the Disclosure Schedule are accurate and complete copies of the existing policies (primary and excess) of directors’ and officers’ liability insurance maintained by the Company as of the date of this Agreement (the “Existing D&O Policies”).  The Company has Made Available to Parent accurate and complete copies of all directors’ and officers’ liability insurance policies issued to the Company incepting on or after September 1, 2001.  Part 2.19(c) of the Disclosure Schedule accurately sets forth as of the date of this Agreement the most recent annual premiums paid by the Company with respect to the Existing D&O Policies.

2.20                        Transactions with Affiliates, Specified Individuals and Specified Associates.

(a)                                  Since the date of the Company’s last proxy statement filed with the SEC, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.  Part 2.20(a) of the Disclosure Schedule identifies each Person who is (or who may be deemed to be) an “affiliate” (as that term is used in Rule 145 under the Securities Act) of the Company as of the date of this Agreement.

(b)                                  Since September 1, 2001, none of the Acquired Corporations has entered into any Contract or transaction (other than routine employment-related transactions) with, made any payment or delivered any consideration to or taken any action for the benefit of any Specified Individual or any Specified Associate, other than routine payments of salary, bonuses and employee benefits.

2.21                        Legal Proceedings; Orders.

(a)                                  There is no pending Legal Proceeding, and (to the Company’s Knowledge) no Person has threatened to commence any Legal Proceeding: (i) that involves any of the Acquired Corporations or any of the assets owned or used by any of the Acquired Corporations; or (ii) that challenges, or that, if decided adversely to any Acquired Corporation, would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions.  To the Company’s Knowledge, there is no pending Legal Proceeding, and no Person has threatened to commence any Legal Proceeding, that involves any Company Associate (in his or her capacity as such).  To the Company’s Knowledge, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to give rise to or serve as a basis for the commencement of any such Legal Proceeding.   The Legal Proceedings identified in Part 2.21(a) of the Disclosure Schedule (other than the State Court Action, the Federal Court Action and the Stockholder Lawsuits) have not had and, if decided adversely to any Acquired Corporation, would not reasonably be expected to have or to result in a Company Material Adverse Effect.

(b)                                  There is no order, writ, injunction, judgment or decree to which any of the Acquired Corporations, or any of the assets owned or used by any of the Acquired Corporations, is subject.  To the Company’s Knowledge, no officer or other key employee of any of the Acquired Corporations is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Acquired Corporations.

(c)                                  The Company has Made Available to Parent all Stockholder Lawsuit Documents; provided, however, that the Company does not hereby represent that it has Made Available to Parent any Stockholder Lawsuit Document if (1) the disclosure of the contents of such Stockholder Lawsuit Document to Parent would result in the loss of an attorney-client privilege or attorney work product privilege held by the Company with respect to such Stockholder Lawsuit Document and (2) the Company continues to hold such privilege with respect to such Stockholder Lawsuit Document continuously at all times through and including the Closing Date. The Company has complied in all respects with all discovery requests in the State Court Action, other than pursuant to objections permitted by California law, protective orders granted by an applicable court or discovery referee, limited or otherwise described in any order or finding of an applicable court or discovery referee or matters presently the subject of a written notice of dispute between the parties.  “Stockholder Lawsuit Document” shall mean any document, record, written material or other information in written or readable form that (i) contains analysis or discussion of either of the Stockholder Lawsuits or (ii) contains analysis or discussion of (A) the disclosure to members of the general public (whether via a press release, a statement, report, schedule, form or other document filed with the SEC or otherwise) by the Company of the State Court Action, either of the Federal Court Actions or any of the acts or omissions that are the subject of any of the State Court Action or Federal Court Actions, or (B) the failure to make any such disclosure.

2.22                        Special Committee; Authority; Binding Nature of Agreements.

(a)                                  The Special Committee has been duly formed and constituted in accordance with Delaware law.  The Company has Made Available to Parent (i) accurate and complete copies of the resolutions adopted by the board of directors of the Company to form and constitute the Special Committee and (ii) all resolutions adopted by the Special Committee.

(b)                                  The Company has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement, the Tolling Agreements and the Consulting Agreements.  The board of directors of the Company (at a meeting duly called and held) has adopted resolutions by which such board of directors has (by a vote in which each member of the board of directors of the Company who is a member of the Special Committee voted in favor of each of such resolutions, and in which each other member of the board of directors of the Company voted in favor of or abstained from voting upon each of such resolutions): (a) determined that the Merger is advisable and fair to and in the best interests of the Company and its stockholders (other than the Specified Individuals, as to whom no determination regarding fairness was made); (b) authorized and approved the execution, delivery and performance of this Agreement, the Tolling Agreements, the Relinquishment Agreements, the Cooperation and Support Agreements, the IP Assignment Agreement and the Consulting Agreements by the Company and approved the Merger; (c)  recommended the adoption and approval of this Agreement by the holders of Company Common Stock and directed that this Agreement and the Merger be submitted for consideration by the Company’s stockholders at the Company Stockholders’ Meeting (as defined in Section 5.2(a)); and (d) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any state takeover law or similar Legal Requirement that might otherwise apply to the Merger or any of the other Contemplated Transactions.  The Special Committee has (1) unanimously determined that the Merger is advisable and fair to and in the best interests of the Company and its stockholders (other than the Specified Individuals) and (2) unanimously recommended that the board of directors of the Company take the actions referred to in the second sentence of this Section 2.22(b).  This Agreement, the Tolling Agreements, the Relinquishment Agreements, the Cooperation and Support Agreements and the IP Assignment Agreement constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.  Prior to the execution of the Voting Agreements, the board of directors of the Company approved the Voting Agreements and the transactions contemplated thereby.

2.23                        Inapplicability of Anti-takeover Statutes.  The board of directors of the Company has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the Voting Agreements and to the consummation of the Merger and the other Contemplated Transactions.  No other state takeover statute or similar Legal Requirement applies or purports to apply to the Merger, this Agreement, the Voting Agreements or any of the other Contemplated Transactions.

2.24                        Vote Required.  The affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Company Stockholders’ Meeting and entitled to vote (the “Required Stockholder Vote”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to adopt or approve this Agreement and approve the Merger or the other Contemplated Transactions.

2.25                        Non-Contravention; Consents.  Neither (x) the execution, delivery or performance of this Agreement or any of the Tolling Agreements, nor (y) the consummation of the Merger or any of the other Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(a)                                  contravene, conflict with or result in a violation of (i) any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of any of the Acquired Corporations, or (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of any of the Acquired Corporations;

(b)                                  subject to compliance with the HSR Act, contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Merger or any of the other Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which any of the Acquired Corporations, or any of the assets owned or used by any of the Acquired Corporations, is subject;

(c)                                  contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw,

suspend, cancel, terminate or modify, any material Governmental Authorization that is held by any of the Acquired Corporations or that otherwise relates to the business of any of the Acquired Corporations or to any of the assets owned or used by any of the Acquired Corporations;

(d)                                  contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any material Company Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any material Company Contract; (ii) a rebate, chargeback, penalty or change in delivery schedule under any such material Company Contract; (iii) accelerate the maturity or performance of any material Company Contract; or (iv) cancel, terminate or modify any term of material Company Contract;

(e)                                  result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by any of the Acquired Corporations (except for Permitted Encumbrances); or

(f)                                    result in, or increase the likelihood of, the disclosure or delivery to any escrow holder or other Person of any Company Source Code, or the transfer of any material asset of any of the Acquired Corporations to any Person.

Except as may be required by the Exchange Act, the DGCL or the HSR Act, none of the Acquired Corporations was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the Other Agreements or (y) the consummation of the Merger or any of the other Contemplated Transactions.

2.26                        Fairness Opinion.  The Special Committee has received the written opinion of Deutsche Bank Securities Inc., financial advisor to the Special Committee (the “Financial Advisor”), dated November 30, 2004 and addressed to the Special Committee, to the effect that subject to the assumptions, qualifications and limitations set forth therein, the Per Share Merger Price is fair, from a financial point of view, to the stockholders of the Company other than the Specified Individuals (such firm not having expressed any opinion as to the fairness of the Per Share Merger Price to such Specified Individuals).  For informational purposes only, the Company has furnished an accurate and complete copy of said written opinion to Parent.

2.27                        Financial Advisor.  Except for the Financial Advisor, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of any of the Acquired Corporations.  The Company has furnished or Made Available to Parent accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid or may become payable and all indemnification and other agreements related to the engagement of the Financial Advisor.

2.28                        Specified Individuals.  The Specified Individuals’ aggregate tax basis in the shares of Company Common Stock owned (of record or beneficially) by the Specified Individuals, as determined as of the date of this Agreement, is set forth in Part 2.28(a) of the Disclosure Schedule.  The Specified Associates’ aggregate tax basis in the shares of Company Common Stock owned (of record or beneficially) by the Specified Associates, is set forth in Part 2.28(b) of the Disclosure Schedule.

2.29                        Full Disclosure.  This Agreement (including the Disclosure Schedule) and the Other Agreements do not, and the certificate referred to in Section 6.5(m) will not: (i) contain any representation, warranty or information that is false, misleading or incomplete with respect to any material fact; or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

Section 3.                                          REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

3.1                               Valid Existence.  Parent and Merger Sub are corporations validly existing and in good standing under the laws of the State of Delaware.

3.2                               Authority; Binding Nature of Agreement.  Parent has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and the Tolling Agreements; and the execution, delivery and performance by Parent of this Agreement and the Tolling Agreements have been duly authorized by any necessary action on the part of Parent and its board of directors.  This Agreement and the Tolling Agreements constitute the legal, valid and binding obligations of Parent, enforceable against it in accordance with their terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.  Merger Sub has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by Merger Sub of this Agreement has been duly authorized by any necessary action on the part of Merger Sub and its board of directors.  This Agreement constitutes the legal, valid and binding obligation of Merger Sub, enforceable against it in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.3                               Non-Contravention.  Neither the execution and delivery of this Agreement by Parent and Merger Sub nor the consummation by Parent and Merger Sub of the Merger will (a) result in a violation of any provision of the certificate of incorporation or bylaws of Parent or Merger Sub or (b) result in a violation by Parent or Merger Sub of any order, writ, injunction, judgment or decree to which Parent or Merger Sub is subject, except in each case for any violation that will not have a material adverse effect on the ability of Parent or Merger Sub to consummate the Merger.

3.4                               No Legal Proceedings Challenging the Merger.  As of the date of this Agreement, (a) there is no Legal Proceeding pending against Parent or Merger Sub challenging the Merger or the other Contemplated Transactions, and (b) to Parent’s Knowledge no Legal Proceeding has been threatened against Parent or Merger Sub challenging the Merger or the other Contemplated Transactions.

3.5                               Activities of Merger Sub.   Merger Sub was formed solely for the purpose of effecting the Merger and the other Contemplated Transactions.  Merger Sub has engaged in no activities other than those contemplated by this Agreement and the Other Agreements and has no liabilities other than those contemplated by this Agreement and the Other Agreements.

3.7                               Vote Required.  No vote of the holders of shares of Parent Common Stock is necessary to adopt or approve this Agreement and approve the Merger or the other Contemplated Transactions.

3.8                               Funds.  Parent has or will obtain sufficient funds to satisfy the obligation to pay the consideration required to be paid to the Company’s stockholders pursuant to Section 1.5 in connection with the Merger (net of any amounts subject to setoff by Parent pursuant to Section 1.3 of the Settlement Agreement), as well as to satisfy expenses incurred by Parent and Merger Sub in connection with this Agreement and the transactions contemplated by this Agreement.

Section 4.                                          CERTAIN COVENANTS OF THE COMPANY

4.1                               Access and Investigation.  Subject to the Confidentiality Agreement, during the period commencing on the date of this Agreement and ending at the Effective Time (the “Pre-Closing Period”), the Company shall, and shall cause the respective Representatives of the Acquired Corporations to: (a) provide Parent and Parent’s Representatives with reasonable access to the Acquired Corporations’ Representatives, personnel, books, records, Tax Returns, material operating and financial reports, work papers and other documents and information relating to the Acquired Corporations; (b) provide Parent and Parent’s Representatives with such copies of the books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations, and with such additional financial, operating and other data and information regarding the Acquired Corporations, as Parent may reasonably request; (c) permit Parent’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of the Company responsible for the Company’s financial statements and the internal controls of the Acquired Corporations to discuss such matters as Parent may reasonably deem necessary or appropriate in order to enable Parent to satisfy its obligations under the Sarbanes-Oxley Act and the rules and regulations relating thereto or otherwise in connection with the Merger or any of the other Contemplated Transactions; and (d) permit legal counsel selected by Parent, in its sole discretion, to associate in the defense of the Stockholder Lawsuits and any similar Legal Proceeding, including association in matters of strategy and tactics.  Without limiting the generality of any of the foregoing, subject to the Confidentiality Agreement, during the Pre-Closing Period, the Company shall promptly provide Parent with copies of:

(i)                                    the Audited Year-End Financial Statements, which shall be provided by the Company to Parent as soon as they become available, but in no event later than December 15, 2004;

(ii)                                a monthly booking forecast, expenditures report and cash balances report, which shall be delivered by the Company to Parent within ten days after the end of such calendar month;

(iii)                            the unaudited quarterly consolidated balance sheets of the Company as of the end of each fiscal quarter and the related unaudited quarterly consolidated statements of operations, statements of stockholders’ equity and statements of cash flows for such fiscal quarter, as well as a quarterly revenue forecast, all of which shall be delivered by the Company to Parent within fifteen days after the end of such fiscal quarter and such other related materials as are provided to the Company’s board of directors in connection with such quarterly financial information, which shall be delivered by the Company to Parent within one business day after being provided to the Company’s board of directors;

(iv)                               any written materials or communications sent by or on behalf of the Company to its stockholders (in their capacity as stockholders);

(v)                                   any material notice, document or other communication sent by or on behalf of any of the Acquired Corporations to any party to any Material Contract or sent to any of the Acquired Corporations by any party to any Material Contract containing any allegation of any actual, possible, potential or threatened breach, violation or default of or under such Material Contract;

(vi)                               any notice, report or other document filed with or otherwise furnished, submitted or sent to any Governmental Body on behalf of any of the Acquired Corporations in connection with the Merger or any of the other Contemplated Transactions;

(vii)                           any material notice, report or other document received by any of the Acquired Corporations from any Governmental Body other than any information with respect to the State Court Action or Federal Court Actions;

(viii)                       any material correspondence between any of the Acquired Corporations and any insurance carrier or insurance broker; and

(ix)                              any non-privileged notice, document or other communication sent by or on behalf of, or sent to, any of the Acquired Corporations relating to any pending or threatened Legal Proceeding involving or affecting any of the Acquired Corporations (other than any notice, document or other communication sent by or on behalf of any of the Acquired Corporations to Parent, or sent to any of the Acquired Corporations by Parent, in connection with the State Court Action or the Federal Court Actions).

4.2                               Operation of the Company’s Business.

(a)                                  During the Pre-Closing Period, unless Parent has given its prior written consent: (i) the Company shall ensure that each of the Acquired Corporations conducts its business and operations in the ordinary course and in accordance with past practices; and (ii) the Company shall use reasonable efforts to ensure that each of the Acquired Corporations (A) conducts its business and operations in compliance with all applicable Legal Requirements and the requirements of all Company Contracts that constitute Material Contracts, (B) preserves intact its current business organization, (C) keeps available the services of its current officers and other employees (including the Specified Individuals) and (D) maintains its relations and goodwill with suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having material business relationships with the respective Acquired Corporations (including the Specified Individuals); (iii) the Company shall keep in full force all insurance policies referred to in Section 2.19; (iv) the Company shall cause to be provided all notices, assurances and support required by any Company Contract relating to any Intellectual Property or Intellectual Property Right in order to ensure that no condition under such Company Contract occurs that could result in (A) any transfer or disclosure by any Acquired Corporation of any Company Source Code or (B) a release from any escrow of any Company Source Code that has been deposited or is required to be deposited in escrow under the terms of such Company Contract; and (v) the Company shall promptly notify Parent in writing of (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions and (B) any Legal Proceeding or material claim that is commenced, or, to the Company’s Knowledge, threatened, against, relating to or involving or otherwise affecting in any material respect any of the Acquired Corporations or, to the Company’s Knowledge, any director, officer or key employee of any of the Acquired Corporations or any Specified Individual, in such person’s capacity as an employee, officer or director of any of the Acquired Corporations.  If the Company provides a written notice to Parent requesting that Parent consent to a proposed action or failure to act that would otherwise cause the Company to violate its obligations contained in the preceding sentence and containing a reasonably detailed description of such proposed action or failure to act, then Parent shall respond to such request within a reasonable period of time by granting, withholding or conditioning, in its sole discretion, its consent to such proposed action or failure to act.

(b)                                  During the Pre-Closing Period, without the prior written consent of Parent, the Company shall not and shall not permit any of the other Acquired Corporations to:

(i)                                    declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (other than repurchases of Company Common Stock from employees pursuant to restricted stock purchase agreements to the extent required by, and in compliance with, Section 4.2(d));

(ii)                                sell, issue, grant or authorize the sale, issuance or grant of: (A) any capital stock or other security; (B) any option, call, warrant or right to acquire any capital stock or other security; or (C) any instrument convertible into or exchangeable for any capital stock or other security, except that: (1) the Company may issue shares of Company Common Stock: (x) upon the valid exercise of Company

Options outstanding as of the date of this Agreement by any Person other than a Specified Individual; and (y) pursuant to the ESPP; and (2) the Company may, in the ordinary course of business and consistent with past practices, grant, to non-officer employees of the Company (other than the Specified Individuals), options (having an exercise price equal to the fair market value of the Company Common Stock covered by such options determined as of the time of the grant of such options, containing no vesting acceleration provisions and containing the Company’s standard vesting schedule) under its stock option plans to purchase no more than 180,000 shares of Company Common Stock per fiscal quarter;

(iii)                            amend or waive any of its rights under, or permit the acceleration of the vesting under, any provision of (A) any of the Company’s stock option plans, (B) any Company Option or any agreement evidencing or relating to any outstanding stock option, (C) any restricted stock purchase agreement or (D) any other Contract evidencing or relating to any equity award (whether payable in cash or stock);

(iv)                               amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents, or effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

(v)                                   form any Subsidiary or acquire any equity interest or other interest in any other Entity other than the purchase, in the ordinary course of business consistent with past practices, of marketable securities that would be classified as short-term investments on the Company’s balance sheet;

(vi)                               make any capital expenditure (except a capital expenditure that: (A) is in the ordinary course of business and consistent with past practices; (B) does not exceed $25,000 individually; and (C) when added to all other capital expenditures made on behalf of the Acquired Corporations in the same fiscal quarter as such capital expenditure is made, does not exceed, with respect to the fiscal quarter ended December 31, 2004,  $180,000 in the aggregate, with respect to the fiscal quarter ended March 31, 2005,  $150,000 in the aggregate, with respect to the fiscal quarter ended June 30, 2005,  $80,000 in the aggregate, or with respect to the fiscal quarter ended September 30, 2005 or any fiscal quarter thereafter,  $75,000 in the aggregate);

(vii)                           make any expenditure that causes the aggregate amount expended by the Acquired Corporations with respect to the fiscal quarter in which such expenditure is made to exceed the amount budgeted for such fiscal quarter in the expenditures budget attached as Annex 2.4(h) to the Disclosure Schedule (without giving effect to any updates of such expenditures budget); provided, however, that it shall not be a violation of this Section 4.2(b)(vii) for the Company to make the payments to the service providers listed in Part 4.2(b)(vii) of the Disclosure Schedule contemplated by such expenditures budget in a different fiscal quarter than the fiscal quarter in which such expenditures are anticipated to be made as provided in such expenditures budget;

(viii)                       enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Material Contract, or amend or terminate, or waive or exercise any material right or remedy under, any Material Contract;

(ix)                              enter into, amend or waive any right under any Indemnification Contract;

(x)                                  acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except in each case for assets (that are not material individually or in the aggregate) acquired, leased, licensed or disposed of by the Company in the ordinary course of business and consistent with past practices), or waive or relinquish any material right;

(xi)                              other than in the ordinary course of business consistent with past practices, write off as uncollectible, or establish any extraordinary reserve with respect to, any receivable or other indebtedness;

(xii)                          make any pledge of any of its assets or permit any of its assets to become subject to any Encumbrances, except for Permitted Encumbrances;

(xiii)                      except as set forth on Schedule 4.2(b)(xiii), make a loan to any Person except for advances made to its employees in the ordinary course of business consistent with past practice (A) pursuant to the Company’s policies in order to defray routine travel expenses or (B) as commission advances pursuant to the Company’s sales commission plans;

(xiv)                         without limiting the ability of the Acquired Corporations to pay or accrue in accordance with applicable Legal Requirements their obligations for payroll taxes incurred in the ordinary course of business and in accordance with past practices, incur or guarantee any indebtedness in an amount in excess of $100,000 in the aggregate;

(xv)                             establish, adopt, enter into or amend (except as may be required by applicable Legal Requirements) any Company Benefit Plan or Company Benefit Agreement, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or other employees (except that the Company: (A) may grant routine, reasonable salary increases to non-officer employees (other than to any Specified Individual) in the ordinary course of business and in accordance with past practices in connection with the Company’s customary employee review process; (B) may make customary bonus payments and profit sharing payments consistent with past practices and in accordance with existing bonus and profit sharing plans referred to in Part 2.17(a) of the Disclosure Schedule; and (C) shall promptly (and in any event within ten business days) after the date of this Agreement establish and fund a retention incentive plan in substantially the form of Annex 4.2(b)(xv) to the Disclosure Schedule, exclusively for the benefit of individuals

(other than the Specified Individuals) who are employees of the Acquired Corporations on the date hereof, and otherwise on terms that are satisfactory to Parent);

(xvi)                         hire any employee at the level of Vice President or above or with an annual base salary in excess of $150,000, promote any employee except in order to fill a position vacated after the date of this Agreement, terminate the employment of any Specified Individual or, except in the ordinary course of business, terminate the employment of any other employee with an annual base salary in excess of $150,000;

(xvii)                     permit any Specified Individual to withdraw or modify the Resignation Letter executed by him;

(xviii)                 except in the ordinary course of business consistent with past practices or as required by applicable Legal Requirements (A) change any of its pricing policies, product return policies, product maintenance polices, service policies, product modification or upgrade policies, personnel policies or other business policies or (B) change any of its methods of accounting or accounting practices in any respect (other than as required by the rules and regulations of the SEC or by U.S. GAAP);

(xix)                        make any material Tax election;

(xx)                            commence or settle any Legal Proceeding, other than routine collection proceedings commenced in the ordinary course of business consistent with past practices and involving less than $50,000 in the aggregate;

(xxi)                        take any significant strategic action with respect to either of the Stockholder Lawsuits or any other material Legal Proceeding commenced on or after the date of this Agreement;

(xxii)                    except as set forth on Schedule 4.2(b)(xxii), purchase or renew any liability insurance of any nature;

(xxiii)                enter into any material transaction or take any other material action outside the ordinary course of business or inconsistent with past practices;

(xxiv)                   enter into any Contract or transaction (other than routine employment-related transactions) with, make any payment or deliver any consideration to or take any action for the benefit of any Specified Individual or any Specified Associate, other than routine payments of salary, bonuses and employee benefits; or

(xxv)                       agree or commit to take any of the actions described in clauses ”(i)” through “(xxiv)” of this Section 4.2(b).

If the Company provides a written notice to Parent requesting that Parent consent to a proposed action described in clause “(viii)”, “(xi)”, “(xiv)”, “(xvi)”, “(xix)”, “(xxi)” or “(xxii)” of the first sentence of this Section 4.2(b) and containing a reasonably detailed description of such proposed action, then (unless such proposed action would contravene any other clause of this Section 4.2(b) or any other provision of this Agreement) Parent will not unreasonably withhold its consent to such proposed action.  If the Company provides a written notice to Parent requesting that Parent consent to a proposed action described in the first sentence of this Section 4.2(b) and containing a reasonably detailed description of such proposed action or failure to act, then Parent shall respond to such request within a reasonable period of time by granting, withholding or conditioning, in its sole discretion, its consent to such proposed action or failure to act.

(c)                                  During the Pre-Closing Period, the Company shall promptly notify Parent in writing of: (i) the discovery by the Company of any event, condition, fact or other circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by the Company in this Agreement to the extent that one or more of the conditions set forth in Section 6.1 would be reasonably likely not to be satisfied as a result of such inaccuracy or the circumstances giving rise to such inaccuracy (considered together with any other inaccuracies in any representations or warranties made by the Company in this Agreement and the circumstances giving rise thereto); (ii) the Company obtaining Knowledge of any event, condition, fact or other circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by the Company in this Agreement, to the extent that one or more of the conditions set forth in Section 6.1 would be reasonably likely not to be satisfied as a result of such inaccuracy or the circumstances giving rise to such inaccuracy (considered together with any other inaccuracies in any representations or warranties made by the Company in this Agreement and the circumstances giving rise thereto), if: (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or other circumstance; or (B) such event, condition, fact or other circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) the Company obtaining Knowledge of any material breach of any covenant or obligation of the Company or any of the Specified Individuals contained in this Agreement or any of the Other Agreements; and (iv) any event, condition, fact or other circumstance that (considered together with any other circumstances) would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Section 6 or Section 7 impossible or unlikely or that (considered together with any other circumstances) has had or would reasonably be expected to have or to result in a Company Material Adverse Effect.  No notification given to Parent pursuant to this Section 4.2(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement.

(d)                                  The Company shall (to the extent directed by Parent in writing) timely exercise in full any right or option it may have to repurchase shares of its capital stock which is or becomes exercisable during the Pre-Closing Period.  The Company shall use reasonable efforts to notify Parent in writing at least ten days in advance of any such repurchase right or option becoming exercisable.

4.3                               No Solicitation.

(a)                                  The Company (1) shall not directly or indirectly take any action referred to in clause “(i)”, “(ii)”, “(iii)”, “(iv)”, “(v)” or “(vi)” of this sentence, (2) shall ensure that no officer, director, financial advisor, legal advisor or accounting advisor of or to any of the Acquired Corporations directly or indirectly takes any action referred to in clause “(i)”, “(ii)”, “(iii)”, “(iv)”, “(v)” or “(vi)” of this sentence and (3) shall use reasonable efforts to ensure that no other Specified Individual or other Representative of any of the Acquired Corporations directly or indirectly takes any action referred to in clause “(i)”, “(ii)”, “(iii)”, “(iv)”, “(v)” or “(vi)” of this sentence:

(i)                                    solicit, initiate, encourage, knowingly induce or knowingly facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry;

(ii)                                furnish any nonpublic information regarding any of the Acquired Corporations in connection with or in response to an Acquisition Proposal or Acquisition Inquiry;

(iii)                            engage in discussions or negotiations with any Person that shall have made, submitted or announced (or on whose behalf there shall have been made, submitted or announced) an Acquisition Proposal or Acquisition Inquiry, or with any of such Person’s Representatives, with respect to any such Acquisition Proposal or Acquisition Inquiry;

(iv)                               release any Person from, or waive any provision of or right under, any confidentiality, non-solicitation, no hire, “standstill” or similar agreement to which any of the Acquired Corporations is a party or under which any of the Acquired Corporations has any rights;

(v)                                   approve, endorse or recommend any Acquisition Proposal; or

(vi)                               execute or enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction (other than confidentiality agreements contemplated by this Section 4.3 and except as expressly permitted by Section 8.1(h));

provided, however, that, notwithstanding anything contained in this Section 4.3(a), prior to the adoption and approval of this Agreement by the Required Stockholder Vote and the Designated Minority Stockholder Vote (as defined in Section 6.3), the Company may take any of the actions referred to in clauses (ii) and (iii) of this sentence in response to an Acquisition Proposal that has been made by such Person (and not withdrawn) if: (A) the Special Committee determines in good faith, after having consulted with the Special Committee’s outside legal counsel and the Financial Advisor, that such Acquisition Proposal constitutes a Superior Offer or is likely to lead to the submission to the Company of a Superior Offer by such Person; (B) such Acquisition Proposal shall not have arisen directly or indirectly from any breach of or action inconsistent with any of the provisions of this Section 4.3 and neither the Company nor any Representative of any of the Acquired Corporations shall have otherwise breached or taken any action inconsistent with any of the provisions set forth in this Section 4.3 in connection with such Acquisition Proposal; (C) the Special Committee determines in good faith, after having consulted with the Special Committee’s outside legal counsel, that such action is required in order for the Special Committee and the board of directors of the Company to comply with their fiduciary obligations to the Company’s stockholders under applicable Legal Requirements; (D) at least one business day prior to the earlier of the furnishing of any such nonpublic information to, or the entering into discussions or negotiations with, such Person, the Company gives Parent written notice of the identity of such Person and of the Company’s intention to furnish nonpublic information to, or enter into discussions or negotiations with, such Person, as the case may be; (E) the Company receives from such Person an executed confidentiality agreement containing provisions at least as favorable to the Company as those contained in the Confidentiality Agreement; and (F) prior to furnishing any such nonpublic information to such Person, the Company furnishes such nonpublic information to Parent.  Without limiting the generality of the foregoing, the Company acknowledges and agrees that, in the event any officer, director, financial advisor, legal advisor or accounting advisor of or to any of the Acquired Corporations (whether or not such Person is purporting to act on behalf of any of the Acquired Corporations) takes any action that, if taken by the Company, would constitute a breach of this Section 4.3 by the Company, the taking of such action by such Person shall be deemed to constitute a breach of this Section 4.3 by the Company for purposes of this Agreement.

(b)                                  Nothing contained in this Agreement shall prevent the board of directors of the Company or the Special Committee from complying with Rule 14d-9 or Rule 14e-2 under the Exchange Act with regard to an Acquisition Proposal (except that neither the board of directors of the Company nor the Special Committee shall be permitted to withdraw the Company Board Recommendation or modify the Company Board Recommendation in a manner adverse to Parent except as specifically provided in Section 5.2(c)).

(c)                                  If the Company obtains Knowledge of an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then the Company shall promptly (and in no event later than one business day after obtaining such Knowledge) notify Parent of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the terms thereof).  The Company shall keep Parent informed with respect to the status and terms of any such Acquisition Proposal or Acquisition Inquiry and any modification or proposed modification thereto.

(d)                                  The Company shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal or Acquisition Inquiry.

(e)                                  To the extent reasonably requested by Parent, the Company shall enforce or cause to be enforced each confidentiality, non-solicitation, no hire, “standstill” or similar agreement to which any of the Acquired Corporations is a party or under which any of the Acquired Corporations has any rights.  The Company shall promptly instruct each Person that has executed a confidentiality or similar agreement in connection with its consideration of a possible Acquisition Transaction or equity investment to destroy (and certify as to the destruction of) or return to the Acquired Corporations all confidential information heretofore furnished to such Person by or on behalf of any of the Acquired Corporations; provided, however, that notwithstanding anything to the contrary contained in this Agreement, prior to the adoption and approval of this Agreement by the Required Stockholder Vote and the Designated Minority Stockholder Vote, the Company shall not be required to comply with this Section 4.3(e) if (1) the Special Committee makes a determination in good faith after having consulted with the Special Committee’s outside legal counsel and the Financial Advisor that such action is required in order for the Special Committee and the Company’s board of directors to comply with their fiduciary obligations to the Company’s stockholders under applicable Legal Requirements and (2) the Special Committee notifies Parent of such determination within 24 hours after making such determination.

Section 5.                                          ADDITIONAL COVENANTS OF THE PARTIES

5.1                               Proxy Statement.

(a)                                  As promptly as practicable after the date of this Agreement, the Company shall prepare, and Parent shall provide reasonable cooperation to the Company in the preparation of, a proxy statement to be sent to the Company’s stockholders in connection with the Company Stockholders’ Meeting (the “Proxy Statement”).  The Company shall: (i) cause the Proxy Statement to comply with the rules and regulations promulgated by the SEC; (ii) provide Parent with a reasonable opportunity to review and comment on drafts of the Proxy Statement; (iii) promptly cause the Proxy Statement to be filed with the SEC; (iv) promptly provide Parent with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand; (v) promptly notify Parent upon the receipt of any comments or requests from the SEC or its staff with respect to the Proxy Statement; (vi) provide Parent with a reasonable opportunity to review and comment on any subsequent drafts of the Proxy Statement and any related correspondence and filings, and include in the Proxy Statement and in any such correspondence and filings all changes reasonably proposed by Parent; (vii) promptly respond to any comments or requests of the SEC or its staff; and (viii) cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable following the date of this Agreement.  To the extent practicable, the Company and its outside counsel shall permit Parent and its outside counsel to participate in all communications with the SEC and its staff (including all meetings and telephone conferences) relating to the Proxy Statement, this Agreement or any of the Contemplated Transactions.

(b)                                  If any event relating to any of the Acquired Corporations occurs, or if the Company becomes aware of any information, that should be disclosed in an amendment or supplement to the Proxy Statement, then the Company shall promptly inform Parent of such event or information and shall, in accordance with the procedures set forth in Section 5.1(a), (i) prepare and file with the SEC such amendment or supplement as soon thereafter as is reasonably practicable, and (ii) if appropriate, cause such amendment or supplement to be mailed to the stockholders of the Company.  If Parent becomes aware of any information regarding Parent that is required to be disclosed in an amendment or supplement to the Proxy Statement, then Parent shall promptly inform the Company of such information.

(c)                                  The Company shall ensure that (i) none of the information included or incorporated by reference in the Proxy Statement (other than information relating to Parent included in the Proxy Statement that was provided in writing by Parent to the Company specifically for inclusion in the Proxy Statement) will, at the time the Proxy Statement is mailed to the stockholders of the Company or at the time of the Company Stockholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading and (ii) the

Proxy Statement complies as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC thereunder.

(d)                                  Parent shall ensure that none of the information relating to Parent that is provided in writing by Parent to the Company specifically for inclusion in the Proxy Statement and that is included in the Proxy Statement will, at the time the Proxy Statement is mailed to the stockholders of the Company or at the time of the Company Stockholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be included in such information or necessary in order to make the statements included in such information, in the light of the circumstances under which they are made, not misleading.

5.2                               Company Stockholders’ Meeting.

(a)                                  The Company shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Company Common Stock to vote on the adoption and approval of this Agreement (the “Company Stockholders’ Meeting”).  The Company Stockholders’ Meeting shall be held (on a date selected by the Company in consultation with Parent) as promptly as practicable after the date of this Agreement.  The Company shall ensure that all proxies solicited in connection with the Company Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements.

(b)                                  Subject to Section 5.2(c): (i) the Proxy Statement shall include a statement to the effect that, based in part upon the unanimous recommendation of the Special Committee, the board of directors of the Company recommends that the Company’s stockholders vote to adopt and approve this Agreement at the Company Stockholders’ Meeting (such recommendation that the Company’s stockholders vote to adopt and approve this Agreement being referred to as the “Company Board Recommendation”); and (ii) the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Parent, and no resolution by the board of directors of the Company or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Parent shall be adopted or proposed. For purposes of this Agreement, the Company Board Recommendation shall be deemed to have been modified in a manner adverse to Parent if the recommendation of the Special Committee supporting the Company Board Recommendation shall no longer be unanimous, or if any member of the board of directors of the Company who is a member of the Special Committee ceases to support the Company Board Recommendation as a member of the board of directors of the Company, or if any other member of the board of directors of the Company votes against the Company Board Recommendation or votes in favor of the withdrawal of the Company Board Recommendation. The Proxy Statement shall include the opinion of the Financial Advisor referred to in Section 2.26.

(c)                                  Notwithstanding anything to the contrary contained in Section 5.2(b) (but subject to the other provisions of this Agreement), at any time prior to the adoption and approval of this Agreement by the Required Stockholder Vote and the Designated Minority Stockholder Vote, the Company Board Recommendation may be withdrawn or modified in a manner adverse to Parent if: (i) at least three business days prior to any meeting of the Special

Committee at which the Special Committee will consider and determine whether the Company Board Recommendation should be withdrawn or modified in a manner adverse to Parent, the Company delivers to Parent a written notice setting forth the time and date of such meeting and the specific circumstances giving rise to the meeting and giving rise to the Special Committee’s reconsideration of the Company Board Recommendation, (ii) the Special Committee determines in good faith, after having consulted with the Special Committee’s outside legal counsel and the Financial Advisor, that the withdrawal or modification of the Company Board Recommendation is required in order for the Special Committee and the Company’s board of directors to comply with their fiduciary obligations to the Company’s stockholders under applicable Legal Requirements, (iii) the Company Board Recommendation is not withdrawn or modified in a manner adverse to Parent at any time within three business days after Parent receives written notice from the Company confirming that the Special Committee has determined that the Company Board Recommendation should be withdrawn or modified and setting forth the basis for the Special Committee’s determination and (iv) there is not pending any Acquisition Proposal that arose or resulted, directly or indirectly, from any breach of, or any action by the Company or any of its Representatives that is inconsistent with, any of the provisions set forth in Section 4.3.

(d)                                  Subject to the right of the Company to terminate this Agreement in accordance with Section 8.1(h), the Company’s obligation to call, give notice of and hold the Company Stockholders’ Meeting in accordance with Section 5.2(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal, or by any withdrawal or modification of the Company Board Recommendation.

5.3                               Regulatory Approvals.  Subject to Section 5.7(b), each party shall use reasonable efforts to file or otherwise submit, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with or otherwise submitted by such party to any Governmental Body with respect to the Merger and the other Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Body.  Subject to Section 5.7(b) and without limiting the generality of the foregoing, the Company and Parent shall, promptly after the date of this Agreement, prepare and file (a) the notification and report forms required to be filed under the HSR Act and (b) any notification or other document required to be filed in connection with the Merger under any applicable foreign Legal Requirement relating to antitrust or competition matters.  Subject to Section 5.7(b), the Company and Parent shall respond as promptly as practicable to: (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation; and (ii) any inquiries or requests received from any state attorney general, foreign antitrust or competition authority or other Governmental Body in connection with antitrust or competition matters.  Subject to Section 5.7(b), each of the Company and Parent shall use reasonable efforts to avoid the commencement of any Legal Proceeding relating to any of the Contemplated Transactions by any Governmental Body.

5.4                               Stock Options and ESPP.

(a)                                  At the Effective Time, each Company Option that is outstanding and unexercised immediately prior to the Effective Time, whether or not vested, shall be converted into and become an option to purchase Parent Common Stock, and Parent shall assume each such

Company Option in accordance with the terms (as in effect as of the date of this Agreement) of the stock option plan, if any, under which such Company Option was issued and the terms of the stock option agreement by which such Company Option is evidenced.  All rights with respect to Company Common Stock under Company Options assumed by Parent shall thereupon be converted into rights with respect to Parent Common Stock.  Accordingly, from and after the Effective Time: (i) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock; (ii) the number of shares of Parent Common Stock subject to each Company Option assumed by Parent shall be determined by multiplying the number of shares of Company Common Stock that were subject to such Company Option immediately prior to the Effective Time by the Conversion Ratio (as defined below), and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; (iii) the per share exercise price for the Parent Common Stock issuable upon exercise of each Company Option assumed by Parent shall be determined by dividing the per share exercise price of Company Common Stock subject to such Company Option, as in effect immediately prior to the Effective Time, by the Conversion Ratio, and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of any Company Option assumed by Parent shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Option shall otherwise remain unchanged; provided, however, that: (A) each Company Option assumed by Parent in accordance with this Section 5.4(a) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Parent Common Stock subsequent to the Effective Time; and (B) Parent’s board of directors or a committee thereof shall succeed to the authority and responsibility of the Company’s board of directors or any committee thereof with respect to each Company Option assumed by Parent.  For purposes of this Section 5.4(a), “Conversion Ratio” shall mean the fraction having a numerator equal to the Per Share Merger Price and having a denominator equal to the average closing price of Parent Common Stock for the period of the ten consecutive trading days ending on (and including) the second trading day prior to the Closing (adjusted to the extent appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Parent Common Stock).  It is the intention of the parties that the Company Options assumed by Parent pursuant to this Section 5.4(a) qualify, to the maximum extent permissible immediately following the Effective Time, as incentive stock options (as defined in Section 422 of the Code) to the extent such Company Options were so qualified as incentive stock options immediately prior to the Effective Time.  Notwithstanding the preceding sentence, (i) no party represents or warrants that any Company Option so assumed shall so qualify as an incentive stock option following the Effective Time, (ii) no party shall have any obligation to take any action not otherwise required to be taken under this Agreement (or to refrain from taking any action otherwise required to be taken under this Agreement) so as to enable a Company Option so assumed to so qualify as an incentive stock option, and (iii) no party shall have any liability to any holder of a Company Option if a Company Option so assumed fails to so qualify as an incentive stock option.

(b)                                  Parent shall file with the SEC, no later than ten business days after the Effective Time, a registration statement on Form S-8, if available for use by Parent, relating to the shares of Parent Common Stock issuable with respect to the Company Options assumed by Parent in accordance with Section 5.4(a).

(c)                                  At the Effective Time, Parent may, at its election, assume any or all of the Option Plans.  If Parent elects to assume any Option Plan, then, under such Option Plan, Parent shall be entitled to grant stock awards, to the extent permissible under applicable Legal Requirements, using the share reserves of such Option Plan as of the Effective Time (including any shares returned to such share reserves as a result of the termination of Company Options that are assumed by Parent pursuant to Section 5.4(a)), except that: (i) stock covered by such awards shall be shares of Parent Common Stock; (ii) each reference in such Option Plan to a number of shares of Company Common Stock shall be deemed amended to refer instead to a number of shares of Parent Common Stock determined by multiplying the number of referenced shares of Company Common Stock by the Conversion Ratio, and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; and (iii) Parent’s board of directors or a committee thereof shall succeed to the authority and responsibility of the Company’s board of directors or any committee thereof with respect to the administration of such Option Plan.

(d)                                  Prior to the Effective Time, the Company shall use reasonable efforts to take all actions that may be necessary (under the Option Plans and otherwise) to effectuate the provisions of this Section 5.4 and to ensure that, from and after the Effective Time, holders of Company Options have no rights with respect thereto other than those specifically provided in this Section 5.4.

(e)                                  Prior to the Effective Time, if permitted pursuant to the terms of the ESPP, the Company shall take all actions that may be necessary to: (i) cause the exercise (as of the last business day prior to the Closing Date) of each outstanding purchase right under the ESPP, and make any pro-rata adjustments that may be necessary to reflect the shortened offering period but otherwise cause such shortened offering period to be treated as a fully effective and completed offering period for all purposes under the ESPP; and (ii) provide that no further offering period or purchase period shall commence under the ESPP after the Effective Time; provided, however, that such exercise of outstanding purchase rights, and the cessation of further offering and purchase periods, shall be conditioned upon the consummation of the Merger.  On the last business day prior to the Closing Date, the Company shall apply the funds credited as of such date under the ESPP within each participant’s payroll withholding account to the purchase of whole shares of Company Common Stock in accordance with the terms of the ESPP.  Immediately prior to and effective as of the Effective Time (and subject to the consummation of the Merger), the Company shall terminate the ESPP.  Each share of Company Common Stock purchased under the ESPP shall be automatically converted into the right to receive the Per Share Merger Price on the same basis as all other shares of Company Common Stock, except that each such share shall be automatically converted into the right to receive the Per Share Merger Price without the issuance of a certificate representing such share.  Immediately prior to and effective as of the Effective Time (and subject to the consummation of the Merger), the Company shall terminate the ESPP.

5.5                               Employees and Employee Benefits.

(a)                                  Parent agrees that, subject to any necessary transition period and subject to any applicable plan provisions and Legal Requirements, and except in the case of a benefit normally covered by an insurance program not being covered by insurance or in the case that any of the following would result in a duplication of benefits: (i) all employees of the Acquired Corporations who continue employment with Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation after the Effective Time (“Continuing Employees”) shall be eligible to participate in Parent’s health, vacation, 401(k) and severance plans, to substantially the same extent as similarly situated employees of Parent (including the waiver of limitations as to pre-existing conditions exclusions, except to the extent not waived under Company Benefit Plans); and (ii) for purposes of determining a Continuing Employee’s eligibility to participate in such plans and for purposes of vesting and benefit accrual, such Continuing Employee shall receive credit under such plans to the extent of the amount credited on the basis of such service was credited under the corresponding Company Benefit Plan as in effect immediately prior to the Effective Time.  Nothing in this Section 5.5(a) or elsewhere in this Agreement shall be construed to create a right in any employee of any of the Acquired Corporations to employment with Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation, and the employment of each Continuing Employee shall be “at will” employment.  Except for Indemnified Representatives (as defined in Section 5.6) to the extent of their respective rights pursuant to Section 5.6, no Company Associate or Continuing Employee shall be deemed to be a third party beneficiary of this Agreement.

(b)                                  The Company shall not take or permit to be taken any action to terminate any employee benefit plan sponsored by any of the Acquired Corporations (or in which any of the Acquired Corporations participates) that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code; provided, however, that if so directed in writing by Parent no later than three days prior to the Effective Time, the Company shall terminate, effective no later than the day immediately prior to the Effective Time, any such employee benefit plan.

(c)                                  If the Company obtains knowledge of the possible resignation or other possible termination of employment of any individual employed by the Company or any of the other Acquired Corporations, then the Company shall promptly notify Parent in writing of such possible resignation or other possible termination of employment.

5.6                               Indemnification of Officers and Directors.

(a)                                  All rights to indemnification by the Company existing in favor of each individual who is an officer or director of the Company as of the date of this Agreement, other than individuals who are Specified Individuals (each such individual who is not a Specified Individual, an “Indemnified Representative”), for such Indemnified Representative’s acts and omissions as a director, officer, employee or agent of the Company occurring at or prior to the Effective Time, as provided in the Company’s bylaws (as in effect as of the date of this Agreement) or as provided in the Indemnification Contract between the Company and such Indemnified Representative (as in effect as of the date of this Agreement) in the form disclosed by the Company to Parent prior to the date of this Agreement, shall survive the Merger and shall continue in full force and effect (to the fullest extent such rights to indemnification are available under and are consistent with Delaware law and the law of the jurisdiction in which such Indemnified Representative is employed by the applicable Acquired Corporation).

(b)                                  All rights to indemnification by the Company existing in favor of each Specified Individual for his acts and omissions as a director, officer, employee or agent of the Company occurring at or prior to the Effective Time, as provided in the Company’s bylaws (as in effect as of the date of this Agreement) or as provided in the Indemnification Contract between the Company and such Specified Individual (as in effect as of the date of this Agreement) in the form disclosed by the Company to Parent prior to the date of this Agreement, shall survive the Merger and shall continue in full force and effect (to the fullest extent such rights to indemnification are available under and are consistent with Delaware law and the law of the jurisdiction in which such Specified Individual is employed by the applicable Acquired Corporation); provided, however, that in no event shall any Specified Individual be entitled to any indemnification, reimbursement or recovery that such Specified Individual has agreed to forgo or to which such Specified Individual has otherwise agreed he is not entitled pursuant to the terms of the Settlement Agreement.

(c)                                  From the Effective Time until the sixth anniversary of the Effective Time, Parent shall, or shall cause the Surviving Corporation to, maintain in effect, for the benefit of the Indemnified Representatives and the Specified Individuals who are officers or directors of the Company as of the date of this Agreement with respect to their acts and omissions as directors and officers of the Company occurring prior to the Effective Time, the Existing D&O Policies; provided, however, that (i) Parent or the Surviving Corporation may substitute for the Existing D&O Policies a policy or policies containing terms not less advantageous to the Indemnified Representatives and such Specified Individuals, and (ii) neither Parent nor the Surviving Corporation shall be required to pay annual premiums for the Existing D&O Policies (or for any substitute policies) that exceed, in the aggregate, the lesser of (A) $740,000 or (B) an amount equal to 200% of the annual premiums paid for the Existing D&O Policies for the most recent policy year prior to the Effective Time (the lesser of such amounts being referred to as the “Maximum Premium”).  In the event any future annual premiums for the Existing D&O Policies (or any substitute policies) exceed the Maximum Premium in the aggregate, Parent and the Surviving Corporation shall be entitled to reduce the amount of coverage of the Existing D&O Policies (or any substitute policies) to as much coverage as can be obtained for a premium equal to the Maximum Premium.  The provisions of this Section 5.6(c) shall be deemed to have been satisfied if Parent or the Surviving Corporation obtains prepaid policies that provide the Indemnified Representatives and such Specified Individuals with coverage not less advantageous to them than the Existing D&O Policies for an aggregate period of six years with respect to their acts and omissions as officers and directors of the Company occurring prior to the Effective Time.

(d)                                  Parent shall cause the Surviving Corporation to fulfill its obligations under Sections 5.6(a) through 5.6(c) above.  Parent shall not permit the Surviving Corporation to merge into or consolidate with any other Person unless the resulting or surviving entity assumes (by operation of law or otherwise) the obligations imposed by this Section 5.6.

(e)                                  At the Closing, Parent shall execute and deliver, and shall cause the Company to execute and deliver, to each Indemnified Representative who has executed a Release of Claims in the form of Exhibit D in favor of Parent and the Company, a counterpart of such Release of Claims.

5.7                               Additional Agreements.

(a)                                  Subject to Section 5.7(b), Parent and the Company shall use reasonable efforts to cause to be taken all actions necessary to consummate the Merger and make effective the other Contemplated Transactions.  Without limiting the generality of the foregoing, but subject to Section 5.7(b), each party to this Agreement: (i) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other Contemplated Transactions; (ii) shall use reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger or any of the other Contemplated Transactions; and (iii) shall use reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Merger or any of the other Contemplated Transactions.  The Company and Parent shall provide each other with a copy of each proposed filing with or other submission to any Governmental Body relating to any of the Contemplated Transactions, and shall give each other a reasonable time prior to making such filing or other submission in which to review and comment on such proposed filing or other submission.  The Company and Parent shall each promptly deliver to the other a copy of each such filing or other submission made, each notice given and each Consent obtained during the Pre-Closing Period.  As soon as practicable following the Closing, Parent shall file with the United States District Court, Northern District of California, San Francisco Division requests for dismissal with respect to each of the Federal Court Actions.

(b)                                  Notwithstanding anything to the contrary contained in this Agreement, Parent shall not have any obligation under this Agreement: (i) to dispose of or transfer or cause any of its Subsidiaries to dispose of or transfer any assets, or to commit to cause any of the Acquired Corporations to dispose of or transfer any assets; (ii) to discontinue or cause any of its Subsidiaries to discontinue offering any product or service, or to commit to cause any of the Acquired Corporations to discontinue offering any product or service; (iii) to license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available to any Person any technology, software or other Intellectual Property or Intellectual Property Right, or to commit to cause any of the Acquired Corporations to license or otherwise make available to any Person any technology, software or other Intellectual Property or Intellectual Property Right; (iv) to hold separate or cause any of its Subsidiaries to hold separate any assets or operations (either before or after the Closing Date), or to commit to cause any of the Acquired Corporations to hold separate any assets or operations; or (v) to make or cause any of its Subsidiaries to make any commitment (to any Governmental Body or otherwise) regarding its future operations or the future operations of any of the Acquired Corporations.  Notwithstanding anything to the contrary contained in this Agreement, Parent shall not have any obligation under this Agreement to contest any Legal Proceeding or any order, writ, injunction, judgment or decree relating to the Merger or any of the other Contemplated Transactions.

5.8                               Disclosure.  Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or any of the other Contemplated Transactions.  Without limiting the generality of the foregoing and without limiting any of the Company’s obligations under the Confidentiality Agreement, the Company shall not, and shall not permit any of its Subsidiaries or any Representative of any of the Acquired Corporations to, issue any press release or make any disclosure to any customers or employees of any of the Acquired Corporations, to the public or otherwise regarding the Merger or any of the other Contemplated Transactions unless (a) Parent shall have approved such disclosure in writing or (b) the Company shall have been advised in writing by its outside legal counsel that such disclosure is required by applicable Legal Requirements and shall have provided Parent with reasonable advance notice (which shall not be less than 24 hours) of the Company’s intention to make such disclosure and the content of such disclosure.

Section 6.                                          CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

6.1                               Accuracy of Representations.

(a)                                  The representations and warranties of the Company contained in this Agreement and the Other Agreements, and the representations and warranties of the Specified Individuals contained in the Other Agreements, shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (except for representations and warranties expressly made only as of a specified date, which need be accurate in all respects only as of the specified date); provided, however, that: (i) in determining the accuracy of such representations and warranties for purposes of this Section 6.1(a), (A) all materiality qualifications that are contained in such representations and warranties shall be disregarded and (B) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded; (ii) the condition set forth in this Section 6.1(a) shall be deemed satisfied unless the circumstances giving rise to all inaccuracies in such representations and warranties (considered collectively) constitute a Company Material Adverse Effect, or would reasonably be expected to have or to result in a Company Material Adverse Effect; and (iii) nothing in this Section 6.1(a) shall be deemed to limit the right of Parent to rely independently on the separate condition set forth in Section 6.1(b) in refusing to consummate the Merger or any other transaction.

(b)                                  Each of the representations and warranties of the Company contained in Sections 2.3(a), 2.3(b), 2.3(c), 2.3(d), 2.7(a), 2.10(d), 2.21(c), 2.22, 2.23, 2.24, 2.26 and 2.28, and each of the representations and warranties of the Specified Individuals contained in Section 2.7 of the Settlement Agreement, shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (except for representations and warranties expressly made only as of a specified date, which need be accurate in all material respects only as of the specified date); provided, however, that: (i) in determining the accuracy of such representations and warranties for purposes of this Section 6.1(b), any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded; and (ii) nothing in this Section 6.1(b) shall be deemed to limit the right of Parent to rely independently on the separate condition set forth in Section 6.1(a) in refusing to consummate the Merger or any other transaction.

6.2                               Performance of Covenants.

(a)                                  Each of the covenants and obligations in this Agreement and the Tolling Agreements that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed by the Company in all material respects.

(b)                                  Each of the respective covenants and obligations in the Other Agreements that any Specified Individual is required to comply with or to perform at or prior to the Closing shall have been complied with and performed by such Specified Individual in all material respects.

6.3                               Stockholder Approval.  This Agreement shall have been duly adopted and approved by: (a) the Required Stockholder Vote; and (b) a majority of the votes cast affirmatively or negatively by the Designated Minority Stockholders with respect to the proposal to adopt and approve this Agreement (the “Designated Minority Stockholder Vote”).  For purposes of this Section 6.3, the term “Designated Minority Stockholders” shall mean holders of shares of Company Common Stock other than (i) the Specified Individuals, (ii) the Specified Associates identified in Part 2.3(b) of the Disclosure Schedule and (iii) the Company’s directors and officers.

6.4                               Dissenting Shares.  No more than 17.5% of the shares of Company Common Stock outstanding as of the Closing Date shall be Dissenting Shares.

6.5                               Agreements and Other Documents.  Parent shall have received from the Company and/or the Specified Individuals, as applicable, the following agreements and other documents, each of which shall be in full force and effect:

(a)                                  the Settlement Agreement;

(b)                                  the Tolling Agreements;

(c)                                  the IP Assignment Agreements;

(d)                                  the Resignation Letters;

(e)                                  the Relinquishment Agreements;

(f)                                    the Noncompetition Agreements;

(g)                                 the Consulting Agreements;

(h)                                 the Cooperation Agreements;

(i)                                    each of the agreements and other documents required to be executed or delivered at or prior to the Closing pursuant to the Settlement Agreement, including:

(i)                                    written resignations of employment in the form of Exhibit C to the Settlement Agreement, dated as of the Closing Date and effective immediately prior to the Closing, executed by the Specified Individuals;

(ii)                                General Releases in the form of Exhibit D to the Settlement Agreement, dated as of the Closing Date and effective immediately after the Closing, executed by the Specified Individuals;

(iii)                            the ADEA Waiver referred to in Section 1.1(a) of the Settlement Agreement, which shall not have been revoked; and

(iv)                               the certificate required to be delivered to Parent by the Specified Individuals pursuant to Section 1.2(a)(iii) of the Settlement Agreement;

(j)                                    evidence satisfactory to Parent of the repurchase by the Company of the shares of Company Common Stock required to be repurchased by the Company pursuant to Section 4.2(d);

(k)                                written resignations in forms satisfactory to Parent, dated as of the Closing Date and effective as of the Closing, executed by the officers and directors of each of the Acquired Corporations;

(l)                                    unless the condition set forth in Section 6.6(a) shall be deemed to have been waived in accordance with the terms thereof, employee offer letters from Parent, countersigned by at least 80% of the individuals identified on the schedule referred to in Section 6.6(a) who have received Qualifying Offers (as defined in Section 6.6(a)) prior to the Closing;

(m)                              a certificate executed by the Company’s Chief Executive Officer and Chief Financial Officer certifying that the conditions set forth in Sections 6.1, 6.2, 6.3, 6.4, 6.6, 6.7, 6.9, 6.10, 6.11 and 6.12 have been duly satisfied; and

(n)                                 a legal opinion of Richards Layton & Finger, P.A., dated as of the Closing Date, in the form of Exhibit C.

6.6                               Employees.

(a)                                  Not more than 20% of the individuals identified on a schedule provided by the Company to Parent prior to the date of this Agreement for purposes of this Section 6.6(a) who have received Qualifying Offers shall be Departing Employees; provided, however, that the condition set forth in this Section 6.6(a) shall be deemed to have been waived if Parent shall have failed to make Qualifying Offers to at least 60% of the individuals identified on such schedule.  For purposes of this Section 6.6: (i) an individual shall be deemed to have received a Qualifying Offer if at least 20 days prior to the Closing Date, Parent shall have made, and shall not have withdrawn prior to the Closing, an offer of “at will” employment to such individual pursuant to an offer letter substantially in the form provided to the Company prior to the date of this Agreement, providing for the payment to such individual of an annual base salary no less than such individual’s annual base salary payable by the Company as of the date of this Agreement (or if applicable, such higher base salary payable by the Company as may have been granted by the Company to such individual in accordance with Section 4.1(b)(xv)(A)); and (ii) an individual shall be deemed to be a “Departing Employee” if such individual (A) shall have ceased to be employed by the Company or any Subsidiary of the Company, (B) shall have expressed an intention to decline to accept employment with Parent, (C) shall have expressed an intention to discontinue (prior to, at or after the Closing) his or her employment with Parent or any Acquired Corporation or (D) shall have countersigned an offer letter from Parent but shall have failed to reaffirm his or her acceptance of such offer letter if requested to do so by Parent (which request may be made by Parent not more than once with respect to any particular individual).

(b)                                  The Acquired Corporations shall have at least 85 active, at-work employees, calculated on a full-time equivalent basis (and excluding any employee who is a Specified Individual or who has resigned from employment effective as of a later date), who shall have been employed by the Company or any Subsidiary of the Company for at least 30 days.

6.7                               No Company Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect, and no event shall have occurred or circumstance shall exist that, in combination with any other events that shall have occurred since the date of this Agreement, or circumstances that shall have arisen since the date of this Agreement, would reasonably be expected to have or to result in a Company Material Adverse Effect.

6.8                               Regulatory Matters.

(a)                                  The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

(b)                                  Any waiting period applicable to the consummation of the Merger under the laws of Germany shall have expired or been terminated.

(c)                                  Any Governmental Authorization required to be obtained in order to consummate the Merger or any of the other Contemplated Transactions under any Legal Requirement shall have been obtained and shall remain in full force and effect, and no such Governmental Authorization or other Consent obtained by Parent or any of the Acquired Corporations shall impose or contain any term, limitation, condition or restriction that Parent determines in good faith to be materially burdensome.

6.9                               No Restraints.  No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger or any of the other Contemplated Transactions shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger or any of the other Contemplated Transactions that makes consummation of the Merger or any of the other Contemplated Transactions illegal.

6.10                        No Governmental Proceedings Relating to Contemplated Transactions or Right to Operate Business.  There shall not be pending, and there shall not have been threatened, any Legal Proceeding in which a Governmental Body is or has threatened to become a party: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other Contemplated Transactions; (b) relating to the Merger or any of the other Contemplated Transactions and seeking to obtain from Parent or any of the Acquired Corporations any damages or other relief that may be material to Parent or the Acquired Corporations; (c) seeking to prohibit or limit in any material respect Parent’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to any of the stock of the Surviving Corporation; (d) that could materially and adversely affect the right or ability of Parent or any of the Acquired Corporations to own the assets or operate the business of any of the Acquired Corporations; or (e) seeking to compel any of the Acquired Corporations, Parent or any Subsidiary of Parent to dispose of or hold separate any material assets.

6.11                        No Other Governmental Proceedings.  There shall not be pending, and there shall not have been threatened, any Legal Proceeding in which a Governmental Body is or has threatened to become a party that, if decided adversely to Parent or any Acquired Corporation, would reasonably be expected to have or to result in a Company Material Adverse Effect.

6.12                        Sarbanes-Oxley Certifications.  Neither the chief executive officer nor the chief financial officer of the Company shall have failed to provide, with respect to any Company SEC Document filed (or required to be filed) with the SEC on or after the date of this Agreement, any necessary certification in the form required under Rule 13a-14 under the Exchange Act and 18 U.S.C. §1350.

Section 7.                                          CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

The obligation of the Company to effect the Merger and consummate the transactions to be consummated at the Closing are subject to the satisfaction, at or prior to the Closing, of the following conditions:

7.1                               Accuracy of Representations.  The representations and warranties of Parent and Merger Sub contained in this Agreement shall have been accurate in all respects as of the date of this Agreement and shall be accurate as of the Closing Date as if made on and as of the Closing Date (except for representations and warranties expressly made only as of a specified date, which need be accurate only as of the specified date); provided, however, that (i) in determining the accuracy of such representations and warranties for purposes of this Section 7.1, all materiality qualifications that are contained in such representations and warranties shall be disregarded and (ii) the condition set forth in this Section 7.1 shall be deemed satisfied unless the circumstances giving rise to all inaccuracies in such representations and warranties has a material adverse effect on the ability of Parent or Merger Sub to consummate the Merger.

7.2                               Performance of Covenants.  The covenants and obligations in this Agreement and the Tolling Agreements that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all respects, except where the failure to so comply or perform would not reasonably be expected to have or to result in a material adverse effect on the ability of Parent or Merger Sub to consummate the Merger.

7.3                               Stockholder Approval.  This Agreement shall have been duly adopted and approved by the Required Stockholder Vote and the Designated Minority Stockholder Vote.

7.4                               Certificate.  The Company shall have received a certificate executed on behalf of Parent by an executive officer of Parent confirming that the conditions set forth in Sections 7.1 and 7.2 have been duly satisfied.

7.5                               No Restraints.  No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger by the Company shall have been issued by any U.S. court of competent jurisdiction and remain in effect, and there shall not be any U.S. federal or state Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger by the Company illegal.

7.6                               Tolling Agreements.  The Company shall have received from Parent the Tolling Agreements, each of which shall be in full force and effect.

Section 8.                                          TERMINATION

8.1                               Termination.  This Agreement may be terminated prior to the Effective Time (whether before or after the adoption and approval of this Agreement by the Required Stockholder Vote and the Designated Minority Stockholder Vote):

(a)                                  by mutual written consent of Parent and the Company;

(b)                                  by either Parent or the Company if the Merger shall not have been consummated by the date (the “End Date”) which is 180 days after the date of this Agreement; provided, however, that: (i) a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the failure to consummate the Merger by the End Date is attributable primarily to a failure on the part of such party to perform any covenant or obligation in this Agreement or any of the Other Agreements that is required to be performed by such party at or prior to the Effective Time; and (ii) the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the failure to consummate the Merger by the End Date is attributable primarily to a failure on the part of any of the Specified Individuals to perform any covenant or obligation in any of the Other Agreements that is required to be performed by him at or prior to the Effective Time;

(c)                                  by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(d)                                  by either Parent or the Company if: (i) the Company Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company’s stockholders shall have taken a final vote on a proposal to adopt and approve this Agreement; and (ii) this Agreement shall not have been adopted and approved at the Company Stockholders’ Meeting (and shall not have been adopted and approved at any adjournment or postponement thereof) by the Required Stockholder Vote and the Designated Minority Stockholder Vote; provided, however, that: (A) a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) if the failure to have this Agreement adopted and approved by the Required Stockholder Vote and the Designated Minority Stockholder Vote is attributable primarily to a failure on the part of such party to perform any covenant or obligation in this Agreement that is required to be performed by such party at or prior to the Effective Time; and (B) the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) unless the Company shall have made any payment required to be made to Parent pursuant to Section 8.3(a);

(e)                                  by Parent if a Triggering Event shall have occurred;

(f)                                    by Parent if: (i) any of the Company’s representations and warranties contained in this Agreement or any of the Other Agreements, or any of the representations and warranties of the Specified Individuals contained in any of the Other Agreements, shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on and as of such subsequent date), such that the condition set forth in Section 6.1(a) or Section 6.1(b) would not be satisfied (it being understood that (A) in determining the accuracy of such representations and warranties as of the date of this Agreement or as of any subsequent date for purposes of this Section 8.1(f), any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded and (B) in determining the accuracy of such representations and warranties as of the date of this Agreement or any subsequent date for purposes of determining whether the condition set forth in Section 6.1(a) would be satisfied, all materiality qualifications that are contained in such representations and warranties shall be disregarded); (ii) any of the Company’s covenants or obligations contained in this Agreement or in any of the Tolling Agreements shall have been breached such that the condition set forth in Section 6.2(a) would not be satisfied; or (iii) any of the Specified Individuals’ covenants or obligations contained in any of the Other Agreements shall have been breached such that the condition set forth in Section 6.2(b) would not be satisfied; provided, however, that if an inaccuracy in any of the Company’s representations and warranties as of a date subsequent to the date of this Agreement or a breach of a covenant or obligation by the Company is curable by the Company within 20 days after the date on which the Company receives notice of such inaccuracy or breach and the Company is continuing to exercise reasonable efforts to cure such inaccuracy or breach, then Parent may not terminate this Agreement under this Section 8.1(f) on account of such inaccuracy or breach: (1) during the 20-day period commencing on the date on which the Company receives notice of such inaccuracy or breach; or (2) after such 20-day period if such inaccuracy or breach shall have been cured during such 20-day period in a manner that does not result in a breach of any covenant or obligation of the Company;

(g)                                 by the Company if: (i) any of Parent’s or Merger Sub’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on and as of such subsequent date), such that the condition set forth in Section 7.1 would not be satisfied (it being understood that, in determining the accuracy of such representations and warranties as of the date of this Agreement or as of any subsequent date for purposes of this Section 8.1(g), all materiality qualifications that are contained in such representations and warranties shall be disregarded); or (ii) any of Parent’s covenants or obligations contained in this Agreement or any of the Tolling Agreements shall have been breached such that the condition set forth in Section 7.2 would not be satisfied; provided, however, that if an inaccuracy in any of Parent’s representations and warranties as of a date subsequent to the date of this Agreement or a breach of a covenant or obligation by Parent is curable by Parent within 20 days after the date of the on which Parent receives notice of such inaccuracy or breach and Parent is continuing to exercise reasonable efforts to cure such inaccuracy or breach, then the Company may not terminate this Agreement under this Section 8.1(g) on account of such inaccuracy or breach: (1) during the 20-day period commencing on the date on which Parent receives notice of such inaccuracy or breach; or (2) after such 20-day period if such inaccuracy or breach shall have been fully cured during such 20-day period in a manner that does not result in a breach of any covenant or obligation of Parent; or

(h)                                 by the Company (at any time prior to the adoption and approval of this Agreement by the Required Stockholder Vote and the Designated Minority Stockholder Vote), in order to accept a Superior Offer and enter into the Specified Definitive Acquisition Agreement (as defined below) relating to such Superior Offer, if (i) such Superior Offer shall not have arisen directly or indirectly from any breach or action inconsistent with any of the provisions of Section 4.3 and none of the Acquired Corporations, and no Representative of any of the Acquired Corporations, shall have breached or taken any action inconsistent with any of the provisions set forth in Section 4.3 in connection with such Superior Offer, (ii) the Special Committee and the board of directors of the Company, after satisfying all of the requirements set forth in Section 5.2(c) in connection with such Superior Offer, shall have authorized the Company to enter into a binding, written, definitive acquisition agreement providing for the consummation of the transaction contemplated by such Superior Offer (such definitive acquisition agreement, as it may be modified from time to time during any period relevant to this Section 8.1(h), the “Specified Definitive Acquisition Agreement”), (iii) the Company shall have delivered to Parent a written notice (that includes a copy of the then-current version of the Specified Definitive Acquisition Agreement as an attachment) containing the Company’s representation and warranty that (A) the Specified Definitive Acquisition Agreement has been duly executed and delivered to the Company by the other party thereto, (B) based upon the recommendation of the Special Committee, the board of directors of the Company has authorized the execution and delivery of the Specified Definitive Acquisition Agreement on behalf of the Company and the termination of this Agreement pursuant to this Section 8.1(h) and (C) the Company intends to enter into the Specified Definitive Acquisition Agreement contemporaneously with the termination of this Agreement pursuant to this Section 8.1(h), (iv) a period of at least five business days shall have elapsed since the receipt by Parent of such notice, and the Company shall have used reasonable efforts to make its Representatives generally available during such period for the purpose of engaging in negotiations with Parent regarding a possible amendment to this Agreement or a possible alternative transaction, (v) the Company shall have promptly advised Parent of any modification proposed to be made to the Specified Definitive Acquisition Agreement by the other party thereto (it being understood that such a modification shall not result in a recommencement of the five business day period set forth in clause “(iv)” above), (vi) any written proposal by Parent to amend this Agreement or enter into an alternative transaction shall have been considered by the Special Committee and the board of directors of the Company in good faith, and the Special Committee shall have determined in good faith (after having consulted with the Financial Advisor) that the terms of the proposed amended agreement of merger (or other alternative transaction) are not as favorable to the Company’s stockholders (other than the Specified Individuals), from a financial point of view, as the terms of the transaction contemplated by the Specified Definitive Acquisition Agreement, as it may have been modified to make such terms more favorable to the Company, (vii) the Company shall have paid to Parent the fee required to be paid to Parent pursuant to Section 8.3(c), and (viii) on the date five business days after Parent receives the written notice referred to in clause “(iii)” of this Section 8.1(h), the Company shall have executed and delivered to the other party thereto the Specified Definitive Acquisition Agreement (as it may have been modified to make it more favorable to the Company), and the Specified Definitive Acquisition Agreement (as it may have been so modified) shall have thereupon become fully binding and effective (it being understood that if the Company validly terminates this Agreement pursuant to this Section 8.1(h) by satisfying all of the conditions set forth in clauses “(i)” through “(viii)” of this Section 8.1(h), then the termination of this Agreement shall be deemed to occur contemporaneously with the execution and delivery of the Specified Definitive Acquisition Agreement by the Company).

Notwithstanding anything to the contrary contained in this Agreement, the Company may not terminate this Agreement pursuant to any subsection of this Section 8.1 unless the Special Committee shall have adopted a resolution specifically recommending the termination of this Agreement pursuant to such subsection.

8.2                               Effect of Termination.  In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, however, that (i) this Section 8.2, Section 8.3 and Section 9 (and the Confidentiality Agreement) shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any party from any liability for any inaccuracy in or breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

8.3                               Expenses; Termination Fee.

(a)                                  Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated; provided, however, that if this Agreement is terminated by Parent or the Company pursuant to Section 8.1(d), then the Company shall make a nonrefundable cash payment to Parent, at the time specified in the next sentence, in an amount equal to the lesser of (i) $1,000,000 or (ii) the aggregate amount of all fees and expenses (including all attorneys’ fees, accountants’ fees and filing fees) that have been paid or that may become payable by or on behalf of Parent in connection with the preparation and negotiation of this Agreement and the Other Agreements and otherwise in connection with the Merger and the other Contemplated Transactions. In the case of termination of this Agreement by the Company, any nonrefundable payment required to be made pursuant to the proviso to the preceding sentence shall be made by the Company prior to the time of such termination, and in the case of termination of this Agreement by Parent, any nonrefundable payment required to be made pursuant to the proviso to the preceding sentence shall be made by the Company within two business days after such termination.

(b)                                  If (i) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b), (ii) at or prior to the time of the termination of this Agreement, an Acquisition Proposal shall have been commenced, submitted or made, (iii) such Acquisition Proposal shall not have been withdrawn as of the date 30 days prior to the date of such termination and (iv) within 275 days after the date of the termination of this Agreement, an Acquisition Transaction is consummated or a definitive agreement contemplating an Acquisition Transaction is executed, then the Company shall pay to Parent, in cash at the time such Acquisition Transaction is consummated, a nonrefundable fee in the amount of $6,000,000.  If (A) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(d), (B) at or prior to the time of the termination of this Agreement, the commencement, submission or making of an Acquisition Proposal shall have been publicly disclosed or announced, (C) such Acquisition Proposal shall not have been publicly withdrawn as of the date five business days prior to the date of the Company Stockholders’ Meeting (as it may have been adjourned or postponed) and (D) within 275 days after the date of the termination of this Agreement, an Acquisition Transaction is consummated or a definitive agreement contemplating an Acquisition Transaction is executed, then the Company shall pay to Parent, in cash at the time such Acquisition Transaction is consummated, a nonrefundable fee in the amount of $6,000,000, provided, however, that if Parent shall have previously received a nonrefundable payment from the Company pursuant to Section 8.3(a), then the amount of the fee payable pursuant to this sentence shall be reduced by the amount of such nonrefundable payment.

(c)                                  If this Agreement is terminated by Parent pursuant to Section 8.1(e) or by the Company pursuant to Section 8.1(h), then the Company shall pay to Parent, in cash at the time specified in the next sentence, a nonrefundable fee in the amount of $6,000,000.  In the case of termination of this Agreement by Parent pursuant to Section 8.1(e), the fee referred to in the preceding sentence shall be paid by the Company within two business days after such termination, and in the case of termination of this Agreement by the Company pursuant to

Section 8.1(h), the fee referred to in the preceding sentence shall be paid by the Company at or prior to the time of such termination.

(d)                                  If the Company fails to pay when due any amount payable under this Section 8.3, then (i) the Company shall reimburse Parent for all reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by Parent of its rights under this Section 8.3, and (ii) the Company shall pay to Parent interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Parent in full) at an annual rate two percentage points above the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

Section 9.                                          MISCELLANEOUS PROVISIONS

9.1                               Amendment.  This Agreement may be amended with the approval of the respective boards of directors of the Company and Parent at any time (whether before or after the Required Stockholder Vote and the Designated Minority Stockholder Vote have been obtained); provided, however, that after the Required Stockholder Vote and the Designated Minority Stockholder Vote have been obtained, no amendment shall be made which by law requires further approval of the stockholders of the Company without the further approval of such stockholders.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.2                               Waiver.

(a)                                  No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)                                  No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.3                               No Survival of Representations and Warranties.  None of the representations and warranties contained in this Agreement shall survive the Merger.

9.4                               Entire Agreement; Counterparts.  This Agreement and the other agreements executed contemporaneously with this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded by this Agreement and shall remain in full force and effect.  This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

9.5                               Applicable Law; Jurisdiction.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.  In any action or suit between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery (or to the extent such court does not have subject matter jurisdiction, other state courts) located in the State of Delaware and (b) each of the parties irrevocably waives the right to trial by jury.

9.6                               Disclosure Schedule.  The Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Section 2.  The information disclosed in any numbered or lettered part of the Disclosure Schedule shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section in Section 2, and shall not be deemed to relate to or to qualify any other representation or warranty; provided, however, that if it is readily apparent, upon a reading of such information without any independent knowledge on the part of the reader regarding such information, that such information qualifies, and constitutes an exception to, another representation and warranty contained in Section 2, then such information shall also be deemed to qualify such other representation and warranty.  Notwithstanding the proviso in the immediately preceding sentence, however, in no event shall any disclosure set forth in any Part of the Disclosure Schedule that qualifies any representation or warranty with any reference to the State Court Action or the Federal Court Actions be deemed to qualify or constitute an exception to any representation and warranty other than the applicable representation and warranty contained in the subsection of Section 2 that corresponds to such Part of the Disclosure Schedule.  For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule or in any update to the Disclosure Schedule shall be deemed to be a representation and warranty made by the Company in Section 2.

9.7                               Attorneys’ Fees.  In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties under this Agreement, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

9.8                               Assignability.  This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any rights under this Agreement may be assigned by any party without the prior written consent of the other parties, and any attempted assignment of this Agreement or any of such rights by a party without such consent shall be void and of no effect.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any employee or creditor of any Acquired Corporation, any Specified Individual or any other Person (other than (i) the parties hereto and (ii) the Indemnified Representatives and Additional Indemnitees (and their respective heirs and personal representatives) to the extent of such Indemnified Representatives’ and Additional Indemnitees’ respective rights pursuant to Section 5.6) any right, benefit or remedy of any nature.

9.9                               Notices.  All notices, requests, instructions or other documents or communications to be given or delivered under this Agreement shall be in writing and shall be deemed given or delivered (i) when sent if sent by facsimile (provided that the fax is promptly confirmed by telephone confirmation thereof), (ii) when delivered, if delivered personally to the intended recipient and (iii) one business day following sending by overnight delivery via a national courier service, and in each case, addressed to a party at the following address or facsimile telephone number for such party (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to Parent or Merger Sub:

Synopsys, Inc.

700 East Middlefield Road

Mountain View, CA  94043

Attention:  General Counsel

Facsimile:  650-965-8637

with a copy to:

Cooley Godward LLP

Five Palo Alto Square

3000 El Camino Real

Palo Alto, CA  94306

Attention: Timothy J. Moore

Facsimile:  650-849-7400

if to the Company:

Nassda Corporation

2650 San Tomas Expressway

Santa Clara, CA 95051

Attention:  Edwin C. V. Winn

Chairman of Special Committee

Facsimile:  (408) 988-9888

with a copy to:

Richards, Layton & Finger LLP

One Rodney Square

P.O. Box 551

Wilmington, DE 19899

Attention:  Gregory V. Varallo

Facsimile:  (302) 651-7701

with a copy to:

Nassda Corporation

2650 San Tomas Expressway

Santa Clara, CA 95051

Attention:  Chief Financial Officer

Facsimile:  (408) 988-9888

with a copy to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

Attention: Robert P. Latta

Facsimile: (650) 493-6811

9.10                        Cooperation.  The Company agrees to cooperate fully with Parent and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by Parent to evidence or reflect the Contemplated Transactions.

9.11                        Non-Exclusivity.  The respective rights and remedies of the Company and Parent under this Agreement are not exclusive of or limited by any other rights or remedies that they may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative).  Without limiting the generality of the foregoing, the respective rights, remedies, obligations and liabilities of the Company and Parent under this Agreement are in addition to their respective rights, remedies, obligations and liabilities under all applicable Legal Requirements.  Nothing in this Agreement shall limit any of the respective obligations, rights or remedies of the Company or Parent under any of the Other Agreements; and nothing in any of the Other Agreements shall limit any of the respective obligations, rights or remedies of the Company or Parent under this Agreement.  No breach on the part of Parent of any covenant or obligation contained in any of the Other Agreements shall limit or otherwise affect any right or remedy of Parent under this Agreement and no breach on the part of Parent of any covenant or obligation contained in this Agreement shall limit or otherwise affect any right or remedy of Parent under any of the Other Agreements.  Except as otherwise provided in this Agreement, no breach on the part of the Company of any covenant or obligation contained in any of the Other Agreements shall limit or otherwise affect any right or remedy of the Company under this Agreement and no breach on the part of the Company of any covenant or obligation contained in this Agreement shall limit or otherwise affect any right or remedy of the Company under any of the Other Agreements.

9.12                        Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

9.13                        Construction.

(a)                                  For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)                                  The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)                                  As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)                                  Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement.

(e)                                  The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

SYNOPSYS, INC.

By:	/s/ Steven K Shevick
Steven K. Shevick
Sr. Vice President and
Chief Financial Officer

NORTH ACQUISITION SUB, INC.

By:	/s/ Rex S. Jackson
Rex S. Jackson
President and Chief Executive Officer

NASSDA CORPORATION

By:	/s/ Sang S. Wang
Sang S. Wang
Chief Executive Officer

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

Acquired Corporations.  “Acquired Corporations” shall mean the Company and its Subsidiaries and the respective predecessors of the Company and its Subsidiaries (including any Entity that shall have merged into the Company or any Subsidiary of the Company).

Acquisition Inquiry.  “Acquisition Inquiry” shall mean an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by Parent) that would reasonably be expected to lead to an Acquisition Proposal.

Acquisition Proposal.  “Acquisition Proposal” shall mean any offer, proposal or indication of interest (other than an offer, proposal or indication of interest made or submitted by Parent) contemplating or otherwise relating to any Acquisition Transaction (it being understood that for the sole purpose of Section 8.3(b) of the Agreement, the references to “15%” in the definition of “Acquisition Transaction” shall be deemed instead to refer to “40%”).

Acquisition Transaction.  “Acquisition Transaction” shall mean any transaction or series of transactions (other than the Merger and the Contemplated Transactions) involving:

(a)                                  any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of any of the Acquired Corporations; or (ii) in which any Acquired Corporation issues securities representing more than 15% of the outstanding securities of any class of voting securities of such Acquired Corporation (other than a transaction in which one or more Acquired Corporations issues securities to another Entity that is an Acquired Corporation immediately prior to the issuance of such securities); or

(b)                                  any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for (i) 15% or more of the consolidated net revenues of the Acquired Corporations, consolidated net income of the Acquired Corporations or consolidated book value of the assets of the Acquired Corporations or (ii) 15% or more of the fair market value of the assets of the Acquired Corporations;

provided, however, that, for the sole purpose of Section 8.3(b) of the Agreement, the references to “15%” in this definition of “Acquisition Transaction” shall be deemed instead to refer to “40%”.

Agreement.  “Agreement” shall mean the Agreement of Merger to which this Exhibit A

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is attached, as it may be amended from time to time.

Audited Year-End Financial Statements.  “Audited Year-End Financial Statements” shall mean the audited consolidated balance sheet of the Company and its consolidated subsidiaries as of September 30, 2004 and the related audited consolidated statement of income, statement of stockholders’ equity and statement of cash flows of the Company and its consolidated subsidiaries for the year then ended, together with the notes thereto.

COBRA.  “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.

Company Affiliate.  “Company Affiliate” shall mean any Person under common control with any of the Acquired Corporations within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

Company Associate.  “Company Associate” shall mean any current or former employee, independent contractor, officer or director of any of the Acquired Corporations or any Company Affiliate.

Company Benefit Agreement.  “Company Benefit Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other Contract between any of the Acquired Corporations or any Company Affiliate and any Company Associate, other than any such Contract with a Company Associate that is terminable “at will” without any material obligation on the part of the applicable Acquired Corporation or Company Affiliate to make any payments or provide any benefits in connection with such termination, except for any payments of benefits accrued before such termination.

Company Benefit Plan.  “Company Benefit Plan” shall mean each employment, consulting, salary, bonus, vacation, deferred compensation, incentive compensation, stock purchase, stock option or other equity-based, severance, termination, retention, change-in-control, death and disability benefits, hospitalization, medical, life or other insurance, flexible benefits, supplemental unemployment benefits, other welfare fringe benefits, profit-sharing, pension or retirement plan, program, agreement or commitment and each other employee benefit plan or arrangement, whether funded or unfunded, including each Foreign Plan and each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, sponsored, maintained, contributed to or required to be contributed to by any of the Acquired Corporations for the benefit of any Company Associate or with respect to which any of the Acquired Corporations has or could incur any liability or obligation.

Company Common Stock.  “Company Common Stock” shall mean the Common Stock, $0.001 par value per share, of the Company.

Company Contract.  “Company Contract” shall mean any Contract:  (a) to which any of the Acquired Corporations is a party; (b) by which any of the Acquired Corporations or any asset of any of the Acquired Corporations is or may become bound or under which any of the Acquired Corporations has, or may become subject to, any obligation; or (c) under which any of

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the Acquired Corporations has or may acquire any right or interest.

Company IP.  “Company IP” shall mean (a) all Intellectual Property Rights in the Company Software (including the Company Source Code) and (b) all Intellectual Property Rights in which any of the Acquired Corporations has (or purports to have) an ownership interest or an exclusive license or similar exclusive right.

Company IP Contract.  “Company IP Contract” shall mean any Contract to which any of the Acquired Corporations is or was a party, or by which any of the Acquired Corporations is or was bound or to which any Company IP is or was subject, that contains any assignment or license of, or any covenant not to assert or enforce, any Intellectual Property Right or that otherwise relates to any Company IP or any Intellectual Property developed by, with or for any of the Acquired Corporations.

Company Material Adverse Effect.  “Company Material Adverse Effect” shall mean any effect, change, event or circumstance (or any series or group of effects, changes, events and circumstances) that has or would reasonably be expected to have or to result in a material adverse effect on (a) the business, financial condition, capitalization, net assets (as defined in the next sentence), operations or financial performance of the Acquired Corporations taken as a whole, (b) the ability of the Company to consummate the Merger or any of the other Contemplated Transactions or (c) Parent’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to any of the stock of the Surviving Corporation; provided, however, that (i) any effects resulting from changes after the date of this Agreement in the U.S. or global economy or capital markets in general that do not have a materially disproportionate effect on the Acquired Corporations, (ii) any effects resulting from changes after the date of this Agreement that affect generally the industries in which the Company participates but that do not have a materially disproportionate effect on the Acquired Corporations, (iii) any effects resulting from changes after the date of this Agreement in applicable law or in U.S. GAAP, (iv) any effects resulting from any decline in customer orders, or any resignation of any employees (other than the Specified Individuals and the employees listed on the schedule referred to in Section 6.6(a)), that is attributable to the announcement of the Merger and (v) any effects resulting from any Legal Proceeding against the Company by stockholders of the Company challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other Contemplated Transactions, shall not constitute, and shall not be considered in determining whether there exists or would reasonably be expected to exist, a Company Material Adverse Effect.  For purposes of the preceding sentence, “net assets” means the aggregate fair market value of the assets (including cash, cash equivalents, short-term investments and Intellectual Property) of the Acquired Corporations minus the amount of the liabilities (accrued, contingent or otherwise) of the Acquired Corporations.

Company Software.  “Company Software” shall mean any software (including firmware and other software embedded in hardware devices) owned, developed (or currently being developed), marketed, distributed, licensed or sold by any of the Acquired Corporations at any time (other than (a) third-party software licensed to any of the Acquired Corporations solely for internal use on a non-exclusive basis and (b) third-party software resold by any Acquired Corporation without any change or modification by any Acquired Corporation that is not incorporated into any software owned or developed (or currently being developed) by any

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Acquired Corporation) and shall include each version of the software products known as HSIM (including HSIM-XL, HSIM-MS, HSIM-SC and HSIM-plus), LEXSIM, CRITIC and HANEX.

Company Source Code.  “Company Source Code” shall mean the human-readable source code version of any Company Software, including all calculation formulae embodied in the Company Software, descriptions or details of any algorithms embodied in the Company Software and all annotations, commentary, instructions, specifications (including design, functional and other technical specifications), programmer notes (technical or otherwise), logic diagrams, flowcharts, input and output layouts, field descriptions, sort sequences, data dictionaries and file layouts relating to any Company Software.

Confidentiality Agreement.  “Confidentiality Agreement” shall mean the Mutual Nondisclosure Agreement dated July 28, 2004 between the Company and Parent,  as amended on October 5, 2004, October 11, 2004, October 22, 2004 and November 15, 2004.

Consent.  “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contemplated Transactions.  “Contemplated Transactions” shall mean the Merger and the other transactions and actions contemplated by this Agreement and the transactions and actions contemplated by the Other Agreements.

Contract.  “Contract” shall mean any legally binding written, oral or implied agreement, contract, subcontract, lease, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or commitment or undertaking of any nature.

Disclosure Schedule.  “Disclosure Schedule” shall mean the disclosure schedule that has been prepared by the Company in accordance with the requirements of Section 9.6 of the Agreement and that has been delivered by the Company to Parent on the date of the Agreement.

DOL.  “DOL” shall mean the United States Department of Labor.

Encumbrance.  “Encumbrance” shall mean any lien, pledge, hypothecation, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest, restriction or other encumbrance of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

Entity.  “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

ERISA.  “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

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Exchange Act.  “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

Foreign Plan.  “Foreign Plan” shall mean (a) any plan, program, policy, practice, Contract or other arrangement mandated by a Governmental Body outside the United States to which any of the Acquired Corporations is required to contribute or under which any of the Acquired Corporations has or may have any liability, (b) any Company Benefit Plan that is subject to any of the Legal Requirements of any jurisdiction outside the United States and (c) any Company Benefit Plan that covers or has covered any Company Associate whose services are or have been performed primarily outside of the United States.

Governmental Authorization.  “Governmental Authorization” shall mean any permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

Governmental Body.  “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal).

HSR Act.  “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Intellectual Property.  “Intellectual Property” shall mean algorithms, application programmers’ interfaces (APIs), apparatus, databases, data and results from simulations or tests, design rules, diagrams, formulae, GDSII files, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos and slogans), methods, network configurations and architectures, processes, proprietary information, protocols, schematics, simulation methods or techniques, specifications, software, software code (in any form, including source code and executable or object code), software development tools, subroutines, techniques, test vectors, user interfaces, uniform resource locators (URLs), web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

Intellectual Property Rights.  “Intellectual Property Rights” shall mean all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights and mask works; (b) Trademark and trade name rights and similar rights; (c) trade secret rights; (d) Patent and industrial property rights; (e) other proprietary rights in Intellectual Property; and (f) rights in or relating to registrations, renewals, extensions, combinations, divisions, and reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(e)” above.

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IRS.   “IRS” shall mean the United States Internal Revenue Service.

Knowledge.  “Knowledge” shall mean, when used with respect to the Company, the actual knowledge of any officer or director of the Company or any of the Specified Individuals; and, when used with respect to Parent, the actual knowledge of any officer or director of Parent.

Legal Proceeding.  “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought or conducted or heard by or before any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement.  “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the NASDAQ National Market).

Made Available.  “Made Available” shall mean that the information referred to (i) has been actually delivered to Parent or to its outside legal counsel in the manner described in Section 9.9 or (ii) was filed no later than two days prior to the date of execution of the Agreement in the rooms at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation in Palo Alto, California that have been designated as data rooms for purposes of the transactions contemplated by the Agreement (“Data Rooms”) and was not removed once placed in the Data Rooms.  For the sole purpose of Section 4 of the Agreement, any information expressly contemplated by the Agreement to be “Made Available” to Parent during the Pre-Closing Period only shall be deemed “Made Available” if such information (a) was actually delivered to Parent or to its outside legal counsel in the manner described in Section 9.9 no later than two days prior to the Closing Date, or (b) was filed no later than two days prior to the Closing Date (or such earlier date provided for in this Agreement) in the Data Rooms and was not removed once placed in the Data Rooms, and Parent and its Representatives were provided the same access to the Data Rooms following the date of the Agreement as was provided to them prior to the date of the Agreement.

Malicious Code.  “Malicious Code” shall mean any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.  For avoidance of doubt, “bugs” and other unintentional defects or errors in a software program are not considered Malicious Code and features of a software program that allow the user thereof to intentionally interrupt, suspend or cease the operation of the program (e.g., the “Esc” key or simultaneously pressing the “Ctrl”, “Alt” and “Delete” keys) are not considered Malicious Code.

Merger Consideration. “Merger Consideration” shall mean the cash consideration that a holder of shares of Company Common Stock who does not perfect his, her or its appraisal rights

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under the DGCL is entitled to receive in exchange for such shares of Company Common Stock pursuant to Section 1.5.

Parent Common Stock.  “Parent Common Stock” shall mean the Common Stock, $0.01 par value per share, of Parent.

Patents.  “Patents” shall mean patents and patent applications in any jurisdiction in the world.

Permitted Encumbrance.  “Permitted Encumbrance” shall mean (A) statutory liens for taxes that are not yet due and payable or liens for taxes being contested in good faith by any appropriate proceedings for which adequate reserves have been established on the Unaudited Year-End Balance Sheet; (B) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements that have not been breached; (C) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Legal Requirements; (D) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; (E) liens in favor of customs and revenue authorities arising as a matter of Legal Requirements to secure payments of customs duties in connection with the importation of goods; (F) non-exclusive object code licenses of software by the any Acquired Corporation or any reseller or distributor of any Acquired Corporation in the ordinary course of its business consistent with past practice; and (G) Encumbrances that do not materially interfere with the use, operation or transfer of, or any of the benefits of ownership of, the property subject thereto.

Person.  “Person” shall mean any individual, Entity or Governmental Body.

Registered IP.  “Registered IP” shall mean all Intellectual Property Rights that are registered, filed or issued by, with or under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works and registered Trademarks and all applications for any of the foregoing.

Representatives.  “Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.  For purposes of the Agreement, the Special Committee’s legal, financial and other advisors shall be deemed to be Representatives of the Company.

SEC.  “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act.  “Securities Act” shall mean the Securities Act of 1933, as amended.

Specified Associate.  “Specified Associate” shall mean any Person who is a member of the family of any Specified Individual or in which any Specified Individual or any member of the family of any Specified Individual directly or indirectly owns (of record or beneficially), individually or together with one or more other Specified Associates, more than 5% of the outstanding equity,  economic, voting or beneficial interests.  For purposes of the preceding sentence, a Specified Individual’s family members shall be deemed to include only: (a) such Specified Individual’s spouse, parents, grandparents, children, grandchildren, siblings, uncles,

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aunts, nephews, nieces, first cousins, second cousins and third cousins; and (b) the parents, grandparents, children, grandchildren, siblings, uncles, aunts, nephews, nieces, first cousins, second cousins and third cousins of such Specified Individual’s spouse.

Stockholder Lawsuits.  “Stockholder Lawsuits” means the actions captioned Joseph Nowak et al. v. Nassda Corporation et al.; United States District Court, Northern District of California, Civ. No. 042942 (VRW), Richard P. Richardson et al. v. Nassda Corporation et al.; United States District of California, Civ. No. 04_3803 (VRN) and Robert Israel v. Yen-San Huang et al.; Delaware Chancery Court, County of Newcastle, No. 645-N.

Subsidiary.  An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, beneficial or financial interests or such Entity.

Superior Offer.  “Superior Offer” shall mean an unsolicited, bona fide written offer made by a third party to purchase at least a majority of the outstanding shares of Company Common Stock or assets of the Acquired Corporations, taken as a whole, on terms that the Special Committee determines, in its good faith judgment, after having consulted with the Financial Advisor, to be (a) more favorable to the Company’s stockholders (other than the Specified Individuals, as to whom the Special Committee shall make no determination) from a financial point of view than the terms of the Merger and (b) reasonably likely to be consummated if such offer were to be accepted by the Company; provided, however, that any such offer shall not be deemed to be a “Superior Offer” if any financing is required to consummate the transaction contemplated by such offer and either (i) such financing is not committed or (ii) the Special Committee has not determined that such financing is likely to be obtained by such third party.

Tax.  “Tax” shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty, addition to tax or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

Tax Return.  “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

Trademarks.  “Trademarks” shall mean trademarks and service marks (whether registered or unregistered), including applications therefor, in any jurisdiction in the world.

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Triggering Event. A “Triggering Event” shall be deemed to have occurred if: (i) the Special Committee shall have failed to unanimously recommend that the Company’s stockholders vote to adopt and approve the Agreement, the board of directors of the Company shall have failed to recommend that the Company’s stockholders vote to adopt and approve the Agreement by the vote set forth in Section 2.22(b) of the Agreement or the Special Committee or the board of directors of the Company shall have withdrawn or modified in a manner adverse to Parent the Company Board Recommendation; (ii) the Company shall have failed to include in the Proxy Statement the Company Board Recommendation or a statement to the effect that, based upon the unanimous recommendation of the Special Committee, the board of directors of the Company has determined and believes that the Merger is advisable and fair to and in the best interests of the Company’s stockholders (other than the Specified Individuals); (iii) the board of directors of the Company fails to reaffirm publicly the Company Board Recommendation, or fails to reaffirm its determination that the Merger is advisable and fair to and in the best interests of the Company’s stockholders (other than the Specified Individuals), or the Special Committee fails to reaffirm publicly its determination that the Merger is advisable and fair to in the best interests of the Company’s stockholders (other than the Specified Individuals) or its recommendation to the board of directors of the Company in support of the Merger, in each case within five business days after Parent requests in writing that such recommendation or determination be reaffirmed publicly; (iv) the board of directors of the Company or any committee thereof shall have approved, endorsed or recommended any Acquisition Proposal; (v) the Company shall have executed any letter of intent, memorandum of understanding or similar document or Contract relating to any Acquisition Proposal other than as expressly permitted in Section 4.3(a) of the Agreement; (vi) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have sent to its security holders, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer; or (vii) an Acquisition Proposal has arisen directly or indirectly from any breach of or action inconsistent with any of the provisions of Section 4.3, or any of the Acquired Corporations or any Representative of any of the Acquired Corporations shall have otherwise materially and willfully breached or taken any action inconsistent with any of the provisions set forth in Section 4.3 in connection with an Acquisition Proposal.

Unaudited Year-End Balance Sheet.  “Unaudited Year-End Balance Sheet” shall mean the unaudited consolidated balance sheet of the Company and its consolidated subsidiaries included in the Unaudited Year-End Financial Statements.

Unaudited Year-End Financial Statements.  “Unaudited Year-End Financial Statements” shall mean the unaudited consolidated balance sheet of the Company and its consolidated subsidiaries as of September 30, 2004 and the related unaudited consolidated statement of income, statement of stockholders’ equity and statement of cash flows of the Company and its consolidated subsidiaries for the year then ended.

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GLOSSARY

Term	Section
“1998 Plan”	2.3(c)
“2001 Director Plan”	2.3(c)
“2001 Plan”	2.3(c)
“Certifications”	2.4(a)
“Channel Agreement”	2.10(a)(iv)
“Closing Date”	1.3
“Closing”	1.3
“COBRA”	2.17(c)
“Company”	Introduction
“Company Board Recommendation”	5.2(b)
“Company Options”	2.3(c)
“Company Returns”	2.16(a)
“Company SEC Documents”	2.4(a)
“Company Stock Certificate”	1.6
“Company Stockholders’ Meeting”	5.2(a)
“Consulting Agreements”	Recital E
“Continuing Employees”	5.5(a)
“Conversion Ratio”	5.4(a)
“Cooperation Agreements”	Recital E
“Departing Employee”	6.6
“Designated Minority Stockholder Vote”	6.3
“Designated Minority Stockholders”	6.3
“DGCL”	Recital C
“Dissenting Shares”	1.8(a)
“Effective Time”	1.3
“End Date”	8.1
“Environmental Law”	2.18(f)
“ESPP”	2.3(c)
“Existing D&O Policies”	2.19(c)
“Federal Court Actions”	Recital B
“file”	2.4(a)
“Financial Advisor”	2.26
“Indemnification Contract”	2.10(a)(v)
“Indemnified Representative”	5.6(a)
“IP Assignment Agreements”	Recital E
“Material Contract”	2.10(a)
“Materials of Environmental Concern”	2.18(f)
“Maximum Premium”	5.6(b)
“Merger Sub”	Introduction

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“Merger”	Recital C
“Noncompetition Agreements”	Recital E
“Option Plans”	2.3(c)
“Other Agreements”	Recital E
“Parent”	Introduction
“Payment Agent”	1.7(a)
“Payment Fund”	1.7(a)
“PBGC”	2.17(f)
“Per Share Merger Price”	1.5(a)
“Pre-Closing Period”	4.1
“Proxies”	Recital E
“Proxy Statement”	5.1(a)
“Qualifying Offer”	6.6(a)
“Release”	2.18(f)
“Relinquishment Agreements”	Recital E
“Required Stockholder Vote”	2.24
“Resignation Letter”	Recital E
“Settlement Agreement”	Recital E
“Special Committee”	Recital D
“Specified Definitive Acquisition Agreement”	8.1(h)
“Specified Individuals”	Recital A
“State Court Action”	Recital B
“Surviving Corporation”	1.1
“Tolling Agreements”	Recital E
“U.S. GAAP”	2.4(c)
“Voting Agreements”	Recital E
“WARN Act”	2.17(y)

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EXHIBITS

Exhibit A                                               —                                   Certain Definitions

Exhibit B                                                 —                                   Form of Certificate of Incorporation of Surviving Corporation

Exhibit C                                                 —                                   Form of Legal Opinion

Exhibit D                                                —                                   Release of Claims